Exhibit 10.11

CONFIDENTIAL	EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

CO-DEVELOPMENT AND LICENSE AGREEMENT

This Co-Development and License Agreement (this “Agreement”) is entered into as of 29 April 2013 (the “Effective Date”), by and between uniQure Biopharma B.V., formerly known as Amsterdam Molecular Therapeutics (AMT) B.V., a Dutch corporation, with its offices at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“uniQure”), and Chiesi Farmaceutici S.p.A., an Italian corporation, with its offices at Via Palermo, 26/A, 43122 Parma, Italy (“Chiesi”). uniQure and Chiesi are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, uniQure is a company engaged in the research and clinical development of human gene based therapies and uniQure Controls (as defined below) all relevant rights to a certain Gene Therapy Product for Hemophilia B, as more specifically described below;

WHEREAS, Chiesi is a pharmaceutical company engaged in the research, development, manufacture and commercialization of products for human diseases and disorders;

WHEREAS, Chiesi and uniQure are interested in collaborating in the co-development and future Commercialization (as defined below) of the Product, on the terms and conditions set forth herein.

NOW, THEREFORE, uniQure and Chiesi hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Capitalized terms used herein shall have the meanings assigned to them as follows.

Section 1.1                                    “AAV5 Vector” shall mean a recombinant adeno-associated virus vector with the serotype 5 that is a non-pathogenic, replication defective, parvovirus engineered to deliver functional gene copies to humans.

Section 1.2                                    “Acquired Party” has the meaning set forth in Section 15.1.

Section 1.3                                    “Acquirer” has the meaning set forth in Section 15.1.

Section 1.4                                    “Additional Rights” has the meaning set forth in Section 7.6(a).

Section 1.5                                    “Additional Rights Agreement” shall mean a written agreement to which either or both Parties are a party and that conveys rights in Additional Rights that are included in Licensed Technology or the Chiesi Technology pursuant to Section 7.6(d).

Section 1.6                                    “Affiliate” shall mean, with respect to a Party, any Person Controlled by, in Control of, or under common Control with such Party.

Section 1.7                                    “Agreement” has the meaning set forth in the first and opening paragraph of this Agreement.

Section 1.8                                    “Alliance Manager” has the meaning set forth in Section 2.2(f).

Section 1.9                                    “Applicable Laws” shall mean all applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Regulatory Authority, that may be in effect from time to time.

Section 1.10                             “Approved Activities” shall mean those activities identified on Exhibit C.

Section 1.11                             “Arbitration Request” has the meaning set forth in Section 13.2(b)(i).

Section 1.12                             “Average Net Sales Price” shall mean the average net sales price of a particular Product in the Territory, calculated on a monthly basis, by dividing the Net Sales of the Product in the Territory effected in a particular calendar month by the number of patient doses of the Product accounting for the Net Sales in such calendar month.

Section 1.13                             “Breaching Party” has the meaning set forth in Section 12.3.

Section 1.14                             “Business Day” shall mean a day on which banking institutions in Amsterdam, The Netherlands and Parma, Italy, are open for business, excluding any Saturday or Sunday.

Section 1.15                             “Change of Control” shall mean, with respect to a Party, the acquisition by any Third Party, directly or indirectly, of the Control of such Party.

Section 1.16                             “Chiesi” has the meaning set forth in the first and opening paragraph of this Agreement.

Section 1.17                             “Chiesi Know-How” shall mean all Know-How Controlled by Chiesi as of the Effective Date or during the Term that is necessary or useful for the Development, use, Manufacture, having Manufactured, or Commercialization of the Product. Chiesi Know-How also includes any Joint Know-How to the extent Controlled by Chiesi, and such other Know-How included in the Chiesi Know-How pursuant to Section 7.6.

Section 1.18                             “Chiesi Patents” shall mean all Patent Rights Controlled by Chiesi as of the Effective Date or during the Term that are directed to any Chiesi Know-How or the Development, Manufacture, having Manufactured, use, or Commercialization of the Product. Chiesi Patents also include any Joint Patents to the extent Controlled by Chiesi, and such other Patent Rights included in the Chiesi Patents pursuant to Section 7.6.

Section 1.19                             “Chiesi Shared Costs” has the meaning set forth in Section 8.2(a).

Section 1.20                             “Chiesi Sole Costs” shall mean all costs incurred in connection with launch and pre-launch commercial activities for the Product in the Territory, including key opinion leader (KOL) development, market research, pricing and reimbursement studies.

Section 1.21                             “Chiesi Technology” shall mean Chiesi Know-How and Chiesi Patents.

Section 1.22                             “Claims” has the meaning set forth in Section 14.1.

Section 1.23                             “CMC” shall mean the Chemistry, Manufacturing and Controls portion of any IMPD or Marketing Authorization Application.

Section 1.24                             “Collaboration” shall mean the relationship between and activities conducted by the Parties under this Agreement and all other agreements between the Parties referenced herein (other than the Confidentiality Agreement), including the Commercialization Agreement (collectively, the “Collaboration Agreements”).

Section 1.25                             “Collaboration Agreements” has the meaning set forth in Section 1.24.

Section 1.26                             “Commercialization Agreement” shall mean that certain Commercialization Agreement for Glybera concluded separately between the Parties on the date hereof.

Section 1.27                             “Commercialization” shall mean any and all activities, whether before or after Regulatory Approval, directed to the marketing, detailing and promotion of the Product and shall include pre-launch, launch and post-launch marketing, promoting, detailing, marketing research, medical affairs, managed markets, distributing, offering to commercially sell and commercially selling the Product, importing, exporting or transporting the Product for commercial sale and regulatory affairs with respect to the foregoing, including the filing and obtaining of Price and Reimbursement Approval for the Product, but shall not include Manufacturing nor any Development activities. When used as a verb, “Commercializing”, “Commercialize” and “Commercialized” shall mean to engage in Commercialization.

Section 1.28                             “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to a goal, reasonable, diligent, good faith efforts to accomplish such goal as a similarly situated (with respect to size, stage of development, and assets) biotechnology or pharmaceutical company, as the case may be, would use to accomplish a similar goal under similar circumstances so as to achieve such goal as expeditiously as possible; provided that, with respect to the Development and Commercialization of the Product, such efforts shall be substantially equivalent to those efforts and resources that a similarly situated (with respect to size, stage of development, and assets) biotechnology or pharmaceutical company, as the case may be, would typically devote to its own internally discovered products of similar market potential at a similar stage in their development or product life so as to achieve such goal as expeditiously as possible (which, with respect to activities for which Chiesi is responsible, shall be without regard to any amounts paid or payable to uniQure with respect to the Product under this Agreement, the Commercialization Agreement, or the HemB Supply and Distribution Agreement).

Section 1.29                             “Competing Product” shall mean any Gene Therapy product developed, manufactured or commercialized in the Field other than the Product Developed, Manufactured or Commercialized pursuant to this Agreement.

Section 1.30                             “Competitive Infringement” has the meaning set forth in Section 9.3(a).

Section 1.31                             “Confidential Information” shall mean all confidential or proprietary information of a Party, including information regarding such Party’s or its Affiliates’ or licensors’ technology, products, business, business plans, financial status, biological substances, chemical substances, formulations, techniques, methodology, equipment, sources of supply and patent positioning and information belonging to such Party’s Affiliate or a Third Party provided to the other Party under this Agreement. The status, prospects or objectives regarding the Development Program or any Product being developed hereunder, as well as the terms and conditions of this Agreement, shall be deemed “Confidential Information” of both Parties. All information disclosed by uniQure prior to the Effective Date pursuant to the Two Way Confidentiality Disclosure Agreement between Amsterdam Molecular Therapeutics (AMT) B.V. and Chiesi Farmaceutici S.p.A., dated 22 July 2010 (the “Confidentiality Agreement”) shall be deemed “Confidential Information” of uniQure hereunder.

Section 1.32                             “Confidentiality Agreement” has the meaning set forth in Section 1.31.

Section 1.33                             “Control” or “Controlled” shall mean (a) when used in reference to any Confidential Information, Know-How, Patent or other intellectual property rights, the possession (whether by ownership or license (other than solely pursuant to a license under this Agreement)) by such Party or any of its Affiliates, of the legal authority or right to grant to the other Party access or a license or sublicense to such Confidential Information, Know-How, Patent or other intellectual property rights as provided herein, without violating the terms of any agreement or arrangement with any Third Party, or (b) when used in reference to Section 1.6, Section 1.15 and Section 15.1, (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise; (ii) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; or (iii) status as a general partner in any partnership, or any other arrangement whereby a Person controls or have the right to control the board of directors or equivalent governing body of a corporation or other Person. Notwithstanding the foregoing, any portfolio company of any stockholder of such Person (which stockholder is a venture capital fund or private equity fund) shall not be deemed to be “under common Control with” such Person.

Section 1.34                             “Controlling Party” has the meaning set forth in Section 7.6(b).

Section 1.35                             “Cover” or “Covered” shall mean, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

Section 1.36                             “Development” shall mean all non-clinical and clinical drug development activities, each to the extent reasonably relating to the development of the Product in the Territory.  Development shall include toxicology, pharmacology, and other non-clinical efforts, test method development and stability testing, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, the conduct of clinical trials or other activities, including regulatory activities, relating to obtaining Regulatory Approval.  When used as a verb, “Develop” means to engage in Development activities.

Section 1.37                             “Development Plan and Budget” shall mean a plan and budget setting forth the Development activities with respect to the Product and the budget therefor, as prepared, updated and amended from time to time in accordance with this Agreement. The Development Plan and Budget includes the Initial Development Plan and Budget.

Section 1.38                             “Development Program” shall mean the pre-clinical, CMC, clinical and other development, regulatory and other pre-Marketing Authorization commercial activities of the Parties directed to the Product and undertaken in accordance with the Development Plan and Budget.

Section 1.39                             “Effective Date” has the meaning set forth in the first and opening paragraph of this Agreement.

Section 1.40                             “EMA” shall mean the European Medicines Agency and any successor agency thereto.

Section 1.41                             “EPO” has the meaning set forth in Section 9.2(d)(iii).

Section 1.42                             “EU” shall mean the European Union.

Section 1.43                             “EU Member States” shall mean Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.

Section 1.44                             “Executive Officers” shall mean the Chief Executive Officer of Chiesi or a senior officer designated by Chiesi, and the Chief Executive Officer of uniQure or a senior officer designated by uniQure.

Section 1.45                             “Existing Third Party Licenses” shall mean the PHS Agreements, the PSC Agreement and the St. Jude Agreements.

Section 1.46                             “FDA” shall mean the US Food and Drug Administration and any successor agency thereto.

Section 1.47                             “Field” shall mean the treatment of Hemophilia B in humans.

Section 1.48                             “First Commercial Sale” shall mean, the first sale by Chiesi, an Affiliate of Chiesi, or a Sub-distributor of Chiesi, as the case may be, of the Product to a Third Party in the Territory; provided, however, that neither (a) transfers of the Product between Chiesi and its Affiliates, or Sub-distributors nor (b) supply of the Product for clinical trial purposes, shall constitute a First Commercial Sale.

Section 1.49                             “FTE” shall mean a full time equivalent person year (consisting of a total of [**] hours per year) of work on or directly related to activities undertaken by uniQure hereunder and related management activities.

Section 1.50                             “FTE Rate” shall mean EUR [**] per FTE, which includes overhead expenses and bench fees (materials used during Development, but excluding expenses for materials and external costs for GMP manufacturing).

Section 1.51                             “Fully Loaded Cost of Goods” shall mean the fully loaded cost of goods of the Product as defined in Exhibit D.

Section 1.52                             “Gene Therapy” shall mean the introduction and expression of genetic material in cells of a person in order to cure a disease or to minimize disease symptoms.

Section 1.53                             “HemB Supply and Distribution Agreement” has the meaning set forth in Section 3.4.

Section 1.54                             “HHS” has the meaning set forth in Section 1.91.

Section 1.55                             “ICC” shall mean the International Chamber of Commerce.

Section 1.56                             “IMPD” shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational Medicinal Product Dossier required to be submitted to the EMA or other Regulatory Authorities in the EU Member States for Regulatory Approval of clinical trials in the EU Member States, as further defined in the Clinical Trials Directive (2001/20/EC), (b) any non-EU Member States equivalent of the foregoing in any other country, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.57                             “Improvement” shall mean any invention, discovery, development or modification relating to the Licensed Technology or the Product or the development, manufacture or exploitation thereof, including any method or process of manufacturing or using the Product, and any formulation for the Product, whether or not patentable as well as packaging and labeling of the Product, in each case if and to the extent Controlled by uniQure during the Term.

Section 1.58                             “In-Person JDC Meetings” has the meaning set forth in Section 2.2(c)(i).

Section 1.59                             “Indemnified Party” has the meaning set forth in Section 14.3(a).

Section 1.60                             “Indemnifying Party” has the meaning set forth in Section 14.3(a).

Section 1.61                             “Initial Development Plan and Budget” shall mean the activities and budget set forth on Exhibit A attached hereto.

Section 1.62                             “Invalidity Claim” has the meaning set forth in Section 9.5.

Section 1.63                             “JCC” has the meaning set forth in Section 2.3(a).

Section 1.64                             “JDC” has the meaning set forth in Section 2.2(a).

Section 1.65                             “Joint Know-How” has the meaning set forth in Section 9.1(c).

Section 1.66                             “Joint Patents” shall mean all Patent Rights that are directed to any Joint Know-How.

Section 1.67                             “JSC” has the meaning set forth in Section 2.1(a).

Section 1.68                             “Know-How” shall mean all technical, scientific, manufacturing, financial, commercial and other know-how, data, tangible materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, machines, compositions of matter, formulations, improvements, protocols, techniques, works of authorship, and results of experimentation and testing (whether or not patentable) in written, electronic, physical (including in the form of tangible compounds or cell lines), oral or any other form.

Section 1.69                             “License” has the meaning set forth in Section 7.1.

Section 1.70                             “Licensed Know-How” shall mean all Know-How Controlled by uniQure as of the Effective Date or during the Term that is necessary or useful to Develop, use, or Commercialize the Product in the Field in the Territory. Licensed Know-How also includes any Joint Know-How to the extent Controlled by uniQure, and such other Know-How included in the Licensed Know-How pursuant to Section 7.6(c).

Section 1.71                             “Licensed Patents” shall mean (a) all Patent Rights Controlled by uniQure as of the Effective Date or during the Term that are necessary or useful to Develop, use, or Commercialize the Product in the Field in the Territory, including those Patent Rights set forth in Exhibit E, which exhibit shall be updated or confirmed upon the date this Agreement has become effective pursuant to Section 12.1(b); (b) any Joint Patents to the extent Controlled by uniQure; and (c) such other Patent Rights included in the Licensed Patents pursuant to Section 7.6(c).

Section 1.72                             “Licensed Technology” shall mean Licensed Know-How and Licensed Patents.

Section 1.73                             “Losses” has the meaning set forth in Section 14.1.

Section 1.74                             “Major Country” shall mean any of the following countries: France, Germany, Italy, Spain and the United Kingdom.

Section 1.75                             “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, stability testing, quality assurance and quality control. When used as a verb, “Manufacture” shall mean to engage in Manufacturing activities.

Section 1.76                             “Marketing Authorization” or “MA” shall mean the authorization issued by the relevant Regulatory Authority necessary to place on the market the Product in any country or regulatory jurisdiction in the Territory (including the approval of a Marketing Authorization Application in the EU Member States). For clarity, a Marketing Authorization shall not include any applicable Price and Reimbursement Approvals.

Section 1.77                             “Marketing Authorization Application” or “MAA” shall mean an application submitted to a Regulatory Authority for marketing approval of a drug or biologic product, including (a) a Marketing Authorization Application in the EU Member States under Regulation (EC) No. 726/2004 or Directive 2001/83/EC, (b) any non-EU Member States equivalent of the foregoing in any other country in the Territory, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

Section 1.78                             “Net Sales” shall mean the total amount of invoiced sales of the Product in the Territory by or on behalf of Chiesi or its Affiliates or Sub-distributors to Third Parties (including wholesalers, hospitals, end users and others), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Product and customary in the trade and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Chiesi: (a) cash discounts; (b) taxes on sales (such as sales or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (c) freight and insurance to the extent added to the sale price and set forth separately as such in the total amount invoiced; (d) amounts repaid or credited by reason of rejections, defects, recalls, expirations, or returns; and (e) any governmental mandated charge backs, rebates, and discounts. No deductions shall be made for (x) commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Chiesi or any of its Affiliates, and on its payroll, (y) the cost of collections, and (z) any advertising and promotional expenses.

Section 1.79                             “New Product” has the meaning set forth in Section 6.2(a).

Section 1.80                             “NIH” has the meaning set forth in Section 1.92.

Section 1.81                             “Non-Acquired Party” has the meaning set forth in Section 15.1.

Section 1.82                             “Non-Arbitrable Termination Dispute” has the meaning set forth in Section 13.1(a).

Section 1.83                             “Non-Breaching Party” has the meaning set forth in Section 12.3.

Section 1.84                             “Non-Controlling Party” has the meaning set forth in Section 7.6(b).

Section 1.85                             “Party” and “Parties” has the meaning set forth in the first and opening paragraph of this Agreement.

Section 1.86                             “Patent Challenge” has the meaning set forth in Section 12.4.

Section 1.87                             “Patent Prosecution” shall mean the preparation, filing and prosecution of patent applications, and the maintenance of patents, included in Patent Rights.

Section 1.88                             “Patent Right(s)” shall mean any patent or patent application, including utility patents, utility models, design patents, provisional applications, certificates of invention, and all divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, extensions (including any supplemental patent certificate) or additions to any patent or patent application.

Section 1.89                             “Paying Party” has the meaning set forth in Section 8.4.

Section 1.90                             “Person” shall mean any natural person or any corporation, company, partnership, limited liability company, joint venture, firm, agency or other entity, including a Party.

Section 1.91                             “Phase I/II Study” shall mean the first human clinical trial in which patients with Hemophilia B are dosed with the Product.

Section 1.92                             “PHS” shall mean The National Institutes of Health (“NIH”) or the FDA, agencies of the US Public Health Service within the Department of Health and Human Services (“HHS”).

Section 1.93                             “PHS Agreements” shall mean the PHS 2011 Agreement and the PHS 2007 Agreement.

Section 1.94                             “PHS 2007 Agreement” shall mean the Non-Exclusive Patent License Agreement, number L-107-2007/0, dated as of 25 April/2 May 2007, by and between uniQure and PHS, as amended from time to time.

Section 1.95                             “PHS 2011 Agreement” shall mean the Exclusive and Non-Exclusive Patent License Agreement, number L-116-2011/0, dated as of 5/10 August 2011, by and between uniQure and PHS, as amended from time to time.

Section 1.96                             “Pivotal Study” shall mean, with respect to the Product, a human clinical trial, the principal purpose of which is to establish safety and efficacy of such Product in patients with Hemophilia B as required under Regulation (EC) No. 726/2004 or Directive 2001/83/EC, or a similar clinical trial prescribed by the applicable Regulatory Authority in the Territory. A Pivotal Study also includes any other human clinical trial intended as a pivotal study of such Product regarding Hemophilia B, such as a phase II/III or phase IIb clinical trial, whether or not such study is a traditional phase III clinical trial.

Section 1.97                             “Pre-Existing Affiliate” has the meaning set forth in Section 15.1.

Section 1.98                             “Price and Reimbursement Approval” shall mean any approval or authorization of any Regulatory Authority establishing a pricing- and payment scheme or a reimbursement scheme for the Product in any country or jurisdiction of the Territory.

Section 1.99                             “Product” shall mean a Gene Therapy product for the treatment of Hemophilia B in humans that includes an AAV5 Vector containing a functional copy of the codon-optimized human Factor IX gene or part thereof under the control of a liver-specific promoter.

Section 1.100                      “Product Data” shall mean all preclinical and clinical data, safety data and all other supporting data, including pharmacology and biology data, regulatory documentation (including IMPDs, MAAs and other Marketing Authorizations, Regulatory Approvals and regulatory filings in the Territory) and other Know-How generated under the Development Program that relate to the Product.

Section 1.101                      “Product Manufacturing Cost Reimbursement” has the meaning set forth on Exhibit D.

Section 1.102                      “Product Transfer Price” has the meaning set forth on Exhibit D.

Section 1.103                      “PSC” shall mean Protein Sciences Corporation.

Section 1.104                      “PSC Agreement” shall mean the License Agreement, dated as of 22 March 2007, by and between uniQure and PSC, as amended from time to time.

Section 1.105                      “Publishing Party” has the meaning set forth in Section 10.5(a).

Section 1.106                      “Receiving Party” has the meaning set forth in Section 8.4.

Section 1.107                      “Reconciliation Payment” has the meaning set forth in Section 8.2(d).

Section 1.108                      “Regular JDC Meeting” has the meaning set forth in Section 2.2(c)(i).

Section 1.109                      “Regulatory Approval” shall mean any and all approvals (including, where required, any applicable Price and Reimbursement Approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the Manufacture, use, and Commercialization of a Product in a country or jurisdiction, including IMPDs and Marketing Authorizations.

Section 1.110                      “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, Regulatory Approval, manufacture, use, storage, import, promotion, marketing or sale of a drug or biologic product in a country or jurisdiction, including the EMA.

Section 1.111                      “SDEA” has the meaning set forth in Section 4.4.

Section 1.112                      “SEC” has the meaning set forth in Section 10.1(e).

Section 1.113                      “Severed Clause” has the meaning set forth in Section 15.14.

Section 1.114                      “Shared Costs” shall mean, for a calendar quarter, (a) each Party’s duly documented out-of-pocket costs incurred during such calendar quarter pursuant to the Development Program, including costs associated with preclinical studies, clinical studies, CRO, CMC, clinical supply and other reasonable and customary development expenses, as set forth in the Development Plan and Budget; (b) uniQure’s FTE Rate for each uniQure FTE conducting activities during such calendar quarter pursuant to the Development Program (including any activities conducted in connection with the Development Plan and Budget during the period from the Effective Date until the date this Agreement has become effective pursuant to Section 12.1(b)); (c) each Party’s out-of-pocket costs and expenses incurred during such calendar quarter associated with Patent Prosecution of Joint Patents in the Territory as provided in Section 9.2 and enforcement of Joint Patents against Competitive Infringement in the Territory as provided in Section 9.3, including (i) out-of-pocket costs incurred in gathering information or making filings with any governmental authority, (ii) fees and expenses of counsel and consultants (including translators) and (iii) extraordinary employee costs; (d) actual costs associated with any Approved Activity, whether incurred before or after the Effective Date, including as set forth in Exhibit C; (e) development and regulatory milestone payments associated with the Existing Third Party Licenses and, if required, any costs associated with any Additional Rights Agreements, to the extent incurred in connection with Development Program activities performed during such calendar quarter; (f) all costs and expenses relating to the withdrawal or recall of any Product in a country in the Territory prior to, Marketing Approval in such country pursuant to Section 4.3 and (g) all costs related to Phase IV (a post approval study) if agreed between the Parties. Shared Costs shall exclude uniQure Sole Costs and Chiesi Sole Costs.

Section 1.115                      “St. Jude” shall mean St. Jude Children’s Research Hospital, Inc.

Section 1.116                      “St. Jude Agreements” shall mean the Exclusive License Agreement and the Sponsored Research Agreement, both dated as of 7 July 2008, between St. Jude and uniQure, as amended from time to time.

Section 1.117                      “Sub-distributor” shall mean a Third Party that is granted a sub-distribution or other Commercialization right in the Territory by Chiesi under this Agreement.

Section 1.118                      “Subject Disclosure” has the meaning set forth in Section 10.3(b).

Section 1.119                      “Supply Failure” has the meaning set forth in Section 3.5.

Section 1.120                      “Term” has the meaning set forth in Section 12.1.

Section 1.121                      “Territory” shall mean the EU Member States, Iceland, Liechtenstein and Norway as well as Albania, Algeria, Andorra, Bosnia, Brazil,

Croatia, Egypt, Macedonia, Mexico, Monaco, Montenegro, Morocco, Pakistan, Republic of San Marino, Russia and ex-CIS countries (i.e. Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kirghizstan, Moldova, Tajikistan, Turkmenistan, Ukraine and Uzbekistan), Serbia (including Kosovo), Switzerland, Tunisia, Turkey, and Vatican City. For the avoidance of doubt, the Territory shall exclude China and the US.

Section 1.122                      “Third Party” shall mean any Person other than uniQure, Chiesi, or their respective Affiliates.

Section 1.123                      “uniQure” has the meaning set forth in the first and opening paragraph of this Agreement.

Section 1.124                      “uniQure Shared Costs” has the meaning set forth in Section 8.2(a).

Section 1.125                      “uniQure Sole Costs” shall mean (a) any expenses for extra patients in a clinical trial of the Product beyond the number required by Regulatory Authority guidelines, or through Regulatory Authority feedback, in the Territory, unless the inclusion of such extra patients is agreed to by the JDC, (b) post-Marketing Authorization Product Manufacturing costs unless specifically required by Chiesi, (c) any filing fees associated with CMC of the Product and (d) subject to Section 4.3, the costs of safety monitoring of the Product, including any filing fees associated with Pharmacovigliance.

Section 1.126                      “Upfront Payment” has the meaning set forth in Section 8.1.

Section 1.127                      “US” or “USA” shall mean the United States of America, including its territories and possessions.

Section 1.128                      “Valid Claim” shall mean any claim within an issued and unexpired Patent or pending Patent application that (i) is not expired, lapsed, or abandoned, (ii) is not dedicated to the public, disclaimed, or admitted to be unenforceable or invalid; and (iii) has not been invalidated, held unenforceable or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, disclaimer or otherwise.

Section 1.129                      “WIPO” has the meaning set forth in Section 9.2(d)(iii).

Section 1.130                      Interpretation. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement. Except where the context clearly otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) the singular shall include the plural and vice versa, (c) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (d) any reference to any Applicable Laws refers to such Applicable Laws as from time to time enacted, repealed or amended, (e) the words

“herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) the words “include”, “includes” and “including” are deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (g) the word “or” has the inclusive meaning (i.e., “and/or”), (h) the word “day” means a calendar day, the word “month” means a calendar month, and the word “year” means, and the word “annual” refers to, a calendar year, (i) the word “quarterly” refers to a calendar quarter, (j) each accounting term used herein that is not specifically defined herein has the meaning given to it under the International Financial Reporting Standards, and (k) the captions or headings of the Exhibits, Articles, Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

ARTICLE II
GOVERNANCE; DECISION MAKING

Section 2.1                                    Joint Steering Committee.

(a)                                 Formation and Membership. Within [**] days after the Effective Date, Chiesi and uniQure shall establish a joint steering committee (the “JSC”) to manage the Collaboration. The JSC to be established under this Agreement shall be identical to the one to be established under the Commercialization Agreement. The JSC shall be comprised of [**] executives or senior employees of Chiesi and [**] executives or senior employees of uniQure with appropriate experience and level of decision-making authority. From time to time, in addition to the JDC described below, the Parties may establish one or more subcommittees of the JSC to oversee particular projects or activities (e.g., activities under the Commercialization Agreement, financial reporting). Each such subcommittee shall be comprised of an equal number of representatives from each Party with appropriate experience and level of decision-making authority. Each subcommittee shall meet with a frequency to be agreed on by the Parties. Each Party may change any one or more of its representatives on the JSC or any subcommittee at any time upon written notice to the other Party.

(b)                                 Responsibilities.  The JSC shall be responsible for:

(i)                         providing overall direction of the Collaboration;

(ii)                      attempting to resolve disputes arising under the Collaboration Agreements; and

(iii)                   performing such other tasks and undertaking such other responsibilities as may be set forth in the Collaboration Agreements.

(c)                                  Meetings.

(i)                         The JSC shall meet at least [**], by tele- or video-conference or in person, with the meetings in approximately [**] to be held in-person. The location of in-person JSC meetings shall alternate between the headquarters offices of each Party, with the first meeting to take place at [**].

(ii)                      Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC and any subcommittees. In addition, each Party may, at its discretion, invite a reasonable number of non-voting employees or officers, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JSC or any subcommittee, or the relevant portion thereof; provided that, its representatives and any such other employees, officers, consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement. Each Party shall bear all travel and living expenses of its representatives and other employees, officers, consultants or scientific advisors incurred to attend the meetings of the JSC or any subcommittee.

(iii)                   Either Party may also request, by providing written notice to the other Party, that a special meeting of the JSC be convened for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JSC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JSC meeting. Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(d)                                 Administrative Matters.  The right to appoint the chairperson of the JSC shall alternate on an annual basis between Chiesi and uniQure, with [**]having the right to appoint the chairperson for the first year of the Term. The Alliance Managers (defined below) shall work with the chairperson to develop JSC meeting agendas. The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings. A JSC member of the chairing Party shall serve as secretary of such meetings. The secretary shall promptly prepare and distribute to all members of the JSC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JSC, with the goal of distributing final approved minutes of each JSC meeting within [**] days after the meeting. Neither the chairperson nor the secretary shall have any greater authority than any other representative on the JSC and the Party appointing the chairperson and the secretary shall not have any greater authority than the other Party by virtue of its right to make such appointments. The chairperson shall include on the agenda any items proposed by either Party.

(e)                                  Decision Making.  Each Party, through its representatives, shall have one (1) vote on the JSC and each subcommittee. Both Parties must vote in the affirmative to allow the JSC or a subcommittee to take any action that requires the approval of the JSC or the subcommittee. Decision on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. If a subcommittee is unable to resolve any dispute, or to unanimously agree on any matter, within its responsibilities, such dispute or matter shall be referred to the JSC for resolution. Either Party may convene a special meeting of the JSC in accordance with Section 2.1(c)(iii) for the purpose of resolving any dispute within the JSC’s jurisdiction that represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JSC.

(f)                                   Dispute Resolution by Executive Officers.

(i)                         If the JSC is unable to resolve any dispute within the responsibilities of the JSC specified in Section 2.1(b) within [**] days after a Party provides notice to the other Party of the existence of such dispute, such dispute or other matter shall be referred to the Executive Officers for resolution, pursuant to Section 13.2.

(ii)                      In resolving any disputes under this Section 2.1(f), each Party shall act in good faith, subject to the terms and conditions of the Collaboration Agreements, and in a commercially reasonable manner without favoring other products being developed or commercialized by or on behalf of such Party or its Affiliates outside of the Collaboration.

Section 2.2                                    Joint Development Committee.

(a)                                 Formation and Membership.  Within [**] days after the Effective Date, Chiesi and uniQure shall establish, as a subcommittee of the JSC, a joint development committee (the “JDC”) to manage the overall relationship between the Parties under this Agreement. The JDC shall be comprised of [**] executives or senior employees of Chiesi and [**] executives or senior employees of uniQure with appropriate experience and level of decision-making authority. From time to time, the Parties may establish one or more subcommittees of the JDC to oversee particular projects or activities (e.g., clinical/regulatory, CMC, development). Each such subcommittee shall be comprised of an equal number of representatives from each Party with appropriate experience and level of decision-making authority. Each subcommittee shall meet with a frequency to be agreed on by the Parties. Each Party may change any one or more of its representatives on the JDC or any subcommittee at any time upon written notice to the other Party.

(b)                                 Responsibilities.  The JDC shall be responsible for:

(i)                         periodically reviewing the Development Plan and Budget and suggesting or approving such updates or amendments to the Development Plan and Budget as the JDC deems appropriate, including all budgets relating to activities to be conducted hereunder and amendments thereto;

(ii)                      ensuring consistency and coordination between Development activities to be conducted by uniQure under the Development Plan and Budget and, if applicable, by Chiesi under the Development Plan and Budget;

(iii)                   providing overall strategic direction with respect to Development and regulatory activities for the Product, including activities conducted under the Development Plan and Budget;

(iv)                  overseeing Development and regulatory activities for the Product;

(v)                     discussing and addressing any supply chain or other delivery issues that have arisen or might arise relating to the Product;

(vi)                  determining, managing and reviewing the Patent strategy relating to inventions made after the Effective Date covering the Product in the Territory;

(vii)               attempting to resolve disputes arising under this Agreement that are referred to the JDC by either Party or any subcommittee; and

(viii)            performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement or as may be delegated to it by the JSC.

(c)                                  Meetings.

(i)                         The JDC shall meet at least [**], by tele- or video-conference or in person, with the meetings in approximately [**] to be held in-person (such [**] regularly scheduled [**] in-person meetings shall be the “Regular JDC Meetings”, while all in-person meetings of the JDC, including the Regular JDC Meetings, shall be “In-Person JDC Meetings”). The location of In-Person JDC Meetings shall alternate between the headquarters offices of each Party, with the first meeting to take place at [**].

(ii)                      Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC and any subcommittees. In addition, each Party may, at its discretion, invite a reasonable number of non-voting employees or officers, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JDC or any subcommittee, or the relevant portion thereof; provided that, its representatives and any such other employees, officers, consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement. Each Party shall bear all travel and living expenses of its representatives and other employees, officers, consultants or scientific advisors incurred to attend the meetings of the JDC or any subcommittee.

(iii)                   Either Party may also request, by providing written notice to the other Party, that a special meeting of the JDC be convened for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JDC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JDC meeting. Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(d)                                 Administrative Matters.  [**] shall have the right to appoint the chairperson of the JDC. The Alliance Managers (defined below) shall work with the chairperson to develop JDC meeting agendas. The chairperson shall be responsible for calling meetings of the JDC and for leading the meetings. A [**] JDC member shall serve as secretary of such meetings. The secretary shall promptly prepare and distribute to all members of the JDC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JDC, with the goal of distributing final approved minutes of each JDC meeting within [**] days after the meeting. Neither the chairperson nor the secretary shall have any greater authority than any other representative on the JDC and [**] shall not have any greater authority than [**] by virtue of its right to make such appointments. The chairperson shall include on the agenda any items proposed by either Party.

(e)                                  Decision Making.  Each Party, through its representatives, shall have one (1) vote on the JDC and each subcommittee. Both Parties must vote in the affirmative to allow the JDC or a subcommittee to take any action that requires the approval of the JDC or the subcommittee. Decision on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. If a subcommittee is unable to resolve any dispute, or to unanimously agree on any matter, within its responsibilities, such dispute or matter shall be referred to the JDC for resolution. Either Party may convene a special meeting of the JDC in accordance with Section 2.2(c)(iii) for the purpose of resolving any dispute within the JDC’s jurisdiction that represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JDC.

(f)                                   Dispute Resolution.  If the JDC is unable to resolve any dispute within the responsibilities of the JDC specified in Section 2.2(b), or to unanimously agree on any matter set forth in subsections (i)-(vi) below, within [**] days after a Party provides notice to the other Party of the existence of such dispute, then (A) uniQure shall have final decision-making authority (except as set forth below in this Section 2.2(f)) with respect to all research and Development activities with respect to the Product, with reasonable input from Chiesi taking into account Territory-specific matters, and (B) Chiesi shall have final decision-making authority with respect to all Commercialization activities with respect to the Product in the Territory, with reasonable input from uniQure taking into account uniQure’s global Product strategy; provided, however, that the following decisions must be decided unanimously (or, if not able to be decided unanimously, will be referred to the JSC for resolution pursuant to Section 2.1), in that neither Party shall have the right to exercise its final decision-making authority to unilaterally:

(i)                         increase the other Party’s obligations or reduce such other Party’s rights under this Agreement, including any obligation to conduct activities, or devote additional personnel to a specific activity to be conducted by such other Party, under the Development Plan and Budget, or require such other Party to conduct activities the costs of which are not reimbursed by such Party or included in Shared Costs;

(ii)                      expand such Party’s rights or reduce such Party’s obligations under this Agreement;

(iii)                   resolve disputes regarding the Parties’ rights and obligations under this Agreement;

(iv)                  make a decision that is expressly stated in this Agreement to require the other Party’s prior approval or consent, or the mutual agreement of the Parties, or that is not consistent with the terms and conditions of this Agreement;

(v)                     require the other Party to perform any act that such other Party reasonably believes to be inconsistent with Applicable Law; or

(vi)                  make a decision in a manner that would cause a breach of any Existing Third Party License or Additional Rights Agreement, or to require any Third Party to take any actions not required to be performed by such Third Party under any Existing Third Party License or Additional Rights Agreement.

In addition, each Party shall exercise its final decision-making authority in good faith, subject to the terms and conditions of this Agreement, and in a commercially reasonable manner without favoring other products being developed or commercialized by or on behalf of such Party or its Affiliates outside the Collaboration. With respect to regulatory matters, both Parties agree that they will jointly work towards a regulatory strategy for the Product in the Territory, with an understanding that Chiesi (i) shall have the final decision right on the regulatory strategy for the Product in the Territory, including on all regulatory matters as described in Section 4.1 and Section 4.2 and (ii) shall support uniQure’s global regulatory strategy for the Product unless such support leads to a material increase in costs or time to market for Chiesi, in which case Chiesi shall have the final decision right, as to cause the Parties to maintain the regulatory strategy for the Product in the Territory, as included in the Initial Development Plan and Budget as amended due to any mandatory request of any Regulatory Authority or Applicable Laws in the Territory. For the avoidance of doubt, “material increase in costs” shall mean additional costs (i.e. costs not reimbursed by uniQure to Chiesi) in excess of EUR [**] and “material increase in time to market” shall mean an additional time for submission of a Marketing Authorization Application of more than [**] days, in each case to be determined by comparing such additional costs or additional time with the initial costs or time included in the Initial Development Plan and Budget, as such initial costs or time may have been adjusted due to any mandatory request of any Regulatory Authority or Applicable Laws in the Territory (in other words, any increase of costs or time due to such mandatory requests shall not be relevant for the calculation of the EUR [**] and [**] days thresholds, whereas any other adjustments to the costs or time included in the Initial Development Plan and Budget shall be credited against such thresholds).

Without prejudice to the foregoing, it is further understood and agreed that the above final decision-making authority can be exercised by the respective representative(s) of uniQure or Chiesi, as the case may be, also at the JSC level.

Section 2.3                                    Joint Commercialization Committee.  Within [**] days after the Effective Date, Chiesi and uniQure may also establish, as a subcommittee of the JSC, a joint commercialization committee (the “JCC”) to manage any specific matter not otherwise dealt with by the JDC hereunder. If a JCC is formed, the provisions of Sections 2.2(a) and 2.2(c) through (f) above shall apply to the JCC, mutatis mutandis.

Section 2.4                                    Alliance Managers.  Each Party shall appoint an employee (or an employee of its Affiliate) to serve as an alliance manager (“Alliance Manager”) with responsibility for overseeing that the Parties’ activities are conducted in accordance with the Collaboration Agreements, and for being the primary point of contact between the Parties with respect to all such activities. The Alliance Managers to be appointed under this Agreement shall be identical to the ones to be appointed under the Commercialization Agreement. The Alliance Managers are responsible for driving the Collaboration progress and the resolution of issues between the Parties. The Alliance Managers may be members, but in any event may attend the meetings, of the JSC, JDC, or any other JSC subcommittee, and be responsible for communicating with and reporting to the JSC, JDC, and any other JSC subcommittee, on all relevant matters.

ARTICLE III
DEVELOPMENT; MANUFACTURE AND SUPPLY

Section 3.1                                    Overview; Development Plan and Budget.

(a)                                 Subject to and in accordance with the terms and conditions of this Agreement, the Parties shall collaborate on the Development of the Product for the Territory in accordance with the Development Plan and Budget. Each Party shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, those activities assigned to it under the Development Plan and Budget. Unless the Parties otherwise mutually agree:

(i)                         uniQure shall be responsible for, and shall use Commercially Reasonable Efforts to conduct all activities to Develop the Product in the Territory, including all clinical Development activities that are required to obtain Marketing Authorization in the Territory (with particular emphasis on each Major Country). The Parties will jointly work towards a regulatory strategy for the Product in the Territory, including preparing, filing, obtaining and maintaining all Regulatory Approvals necessary to Develop and Commercialize the Product in each Major Country, subject to Section 2.2(f) and, provided, that all matters under this sub-paragraph (i) shall be included in the Initial Development Plan and Budget; and

(ii)                      Subject to Section 2.2(f), Chiesi shall be responsible for, and shall use Commercially Reasonable Efforts to conduct all launch and pre-launch activities for the Product in the Territory, including KOL development, market research, and conducting pricing and reimbursement studies.

(b)                                 Each successive Development Plan and Budget shall be prepared by uniQure in consultation with Chiesi, shall be reviewed and approved by the JDC, shall be consistent with the terms and conditions of the Agreement (including this Section 3.1) and shall specify among other things:

(i)                         Development objectives,

(ii)                      activities to be performed thereunder for at least the next [**] years,

(iii)                   associated budgets for the next year, and good faith projections for the [**] years thereafter, regarding such activities,

(iv)                  anticipated timelines for performance, and

(v)                     specific deliverables.

(c)                                  The Parties shall update the Development Plan and Budget [**] and otherwise as reasonably required, as determined by the JDC. uniQure shall propose updates to the Development Plan and Budget in writing to Chiesi at least [**] Business Days prior to each of the Regular JDC Meetings. Unless the Parties otherwise agree, the number of FTEs of each Party for a given year of the Development Plan and Budget shall not exceed the applicable number of FTEs set forth in Exhibit F.

Section 3.2                                    Development Reports. Each Party shall provide written reports to the other Party at least [**] Business Days before each Regular JDC Meeting, setting forth in reasonable detail such Party’s and its Affiliates’ activities and progress during the [**] month period ending on the last day of [**], as applicable, related to the Development of the Product.

Section 3.3                                    Development Program Costs.  The costs of conducting the Development Program shall be borne by the Parties as set forth in Section 8.2.

Section 3.4                                    Manufacture of Product. uniQure shall provide supplies of the Product as necessary for the activities under the Development Plan and Budget; provided, however, that uniQure shall provide commercial supply of the Product pursuant to a supply and distribution agreement (the “HemB Supply and Distribution Agreement”).

(a)                                 Prior to the first dosing of the first patient in a Pivotal Study, the Parties shall negotiate in good faith the HemB Supply and Distribution Agreement, with the terms set forth on Exhibit D and other terms expected to be substantially similar to the Commercialization Agreement; provided, however, that the terms of the HemB Supply and Distribution Agreement, including the “Net Sales” definition and related provisions, may vary from those in the Commercialization Agreement in order to conform to and comply with the Existing Third Party Licenses and any applicable Additional Rights Agreements.

(b)                                 uniQure may supply NIH with inert samples of the Product or its packaging for educational and display purposes.

Section 3.5                                    Failure to Supply.

(a)                                 In the event that it becomes apparent to uniQure that it will be unable to provide supplies of the Product as necessary for the activities under the then current Development Plan and Budget (“Supply Failure”), uniQure shall, immediately after learning of such event or circumstances, notify Chiesi in writing of uniQure’s Supply Failure, along with a reasonable explanation of the reason, to the extent then known to uniQure, for uniQure’s Supply Failure and with a specific indication of the quantity of Product affected by such Supply Failure and anticipated timing of delivery of the Product. Promptly after Chiesi’s receipt of any such notice, the Parties shall agree upon mutually acceptable revised quantities and delivery dates with respect to any ordered Product or, to the extent this is not possible in light of the specific or then unknown reason for uniQure’s Supply Failure, shall discuss in good faith measures to further investigate the root cause and, as the case may be, appropriate steps to overcome such Supply Failure.

(b)                                 Without prejudice to the foregoing paragraph (a), if

(i)                                     uniQure’s Supply Failure affects at least supplies for a period of no less than nine (9) months, and

(ii)                                  the reason for uniQure’s Supply Failure could be established during the Parties’ discussion pursuant to paragraph (a) above, and such reason was specifically related to uniQure’s ability to Manufacture the Product at its current manufacturing site (i.e. the Supply Failure could reasonably be expected to be overcome if the Product was Manufactured at a different manufacturing site), upon either Party’s request, the Manufacturing of the Product shall be transferred to (A) uniQure’s US manufacturing site, provided such site is operational at the relevant point in time, and further provided uniQure, within [**] following such request, does not opt against such transfer, and (B) otherwise (i.e. if uniQure opts against such transfer within the foregoing [**] period) to any other Third Party manufacturer mutually agreed to by uniQure and Chiesi. uniQure shall efficiently and promptly transfer to its US manufacturing site or, as the case may be, such Third Party manufacturer all information, licenses and rights controlled by uniQure and necessary to Manufacture the Product during the continuance of uniQure’s Supply Failure. Such transfer shall ensure uniQure’s ongoing control over the information, licenses and right so transferred, shall include the steps outlined in Exhibit G, and shall occur through email and videoconference interactions, as well as face-to-face meetings as required to ensure efficient transfer of technologies and capabilities.

If uniQure’s US manufacturing site or, as the case may be, such Third Party manufacturer is unable to Manufacture the Product within [**] months after uniQure has started the technology transfer to such person, Chiesi shall have the right to terminate this Agreement with three (3) month notice in writing, except if uniQure’s Supply Failure is caused as a result of Force Majeure pursuant to Section 15.7. Such termination shall not become effective if, during such three (3) month notice period, uniQure has notified Chiesi of the ability of its US manufacturing site or, as the case may be, such Third Party manufacturer to Manufacture the Product. Upon termination of this Agreement by Chiesi pursuant to this Section 3.5(b), the provisions of Section 12.6 shall apply.

(c)                                  Without prejudice to the foregoing paragraph (a), if

(i)                                     uniQure’s Supply Failure affects at least supplies for a period of no less than nine (9) months, and

(ii)                                  the reason for uniQure’s Supply Failure (A) could be established during the Parties’ discussion pursuant to paragraph (a) above, but such reason was not specifically related to uniQure’s ability to Manufacture the Product at its current manufacturing site (i.e. the Supply Failure could not reasonably be expected to be overcome if the Product was Manufactured at a different manufacturing site), or (B) could not be established during the Parties’ discussion pursuant to paragraph (a) above during at least the foregoing nine (9) months period, and

(iii)                               uniQure’s Supply Failure is not caused as a result of Force Majeure pursuant to Section 15.7,

Chiesi may terminate this Agreement with three (3) month notice in writing. Such termination shall not become effective if, during such three (3)

month notice period, uniQure has notified Chiesi of the end of its Supply Failure and has provided to Chiesi at least [**] of the outstanding orders. Upon termination of this Agreement by Chiesi pursuant to this Section 3.5(c), the provisions of Section 12.6 shall apply.

ARTICLE IV
REGULATORY MATTERS

Section 4.1                                    Regulatory Filings.  Following the Effective Date, except as may be set forth in the HemB Supply and Distribution Agreement, (a) Chiesi shall own, and shall be responsible for preparing (with input from and in collaboration with uniQure pursuant to Section 3.1 and subject to Section 2.2(f)), filing and maintaining, all regulatory filings and Regulatory Approvals that are required for the Development, use, Manufacture or Commercialization of the Product in the Territory, and (b) Chiesi shall be responsible for all communications and interactions with Regulatory Authorities in the Territory with respect to the Development, use, Manufacture and Commercialization of the Product; provided that, at Chiesi’s reasonable request, uniQure at its expense shall use Commercially Reasonable Efforts to provide assistance to Chiesi in the making of any such regulatory filings.

Section 4.2                                    Coordination. Subject to Section 2.2(f), the Parties shall coordinate their regulatory matters with respect to the Product in the Territory taking into account the framework of uniQure’s global regulatory strategy for the Product. In particular:

(a)                                 Each Party shall take such actions and otherwise cooperate with the other Party as may be reasonably requested by such other Party to enable such other Party to perform the activities assigned to it as set forth in the Development Plan and Budget, and any other Development or regulatory activities assigned to it under this Agreement, or to comply with any of such other Party’s obligations under the Existing Third Party Licenses or any Additional Rights Agreement.

(b)                                 Chiesi shall provide uniQure with electronic copies of all regulatory submissions to, and material communications with, Regulatory Authorities in the Territory and uniQure shall have the right to review and comment on such submissions and communications.

(c)                                  Chiesi shall keep uniQure promptly (or to the extent possible, in advance) informed regarding Chiesi’s (or its Affiliate’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities in the Territory with respect to the Product, including any changes to such strategy, submissions or communications.

(d)                                 Chiesi shall provide uniQure with copies of any proposed regulatory submissions to, or material communications with, any Regulatory Authorities in the Territory with respect to the Product, at least [**] days prior to submission.

(e)                                  Chiesi shall promptly provide uniQure with copies of regulatory submissions to, and material communications with, any Regulatory Authorities in the Territory relating to the Product;

(f)                                   uniQure shall have the right to have a senior employee of uniQure (expert for each relevant section of CTD) participate in all meetings or substantive teleconferences with the EMA and/or other Regulatory Authorities in the Territory with respect to the Product, as well as to participate in internal meetings or discussions of Chiesi occurring immediately before or after, and related to, such EMA and/or other Regulatory Authorities in the Territory meetings or teleconferences, and shall be provided with advance access to Chiesi’s materials prepared for such EMA and/or other Regulatory Authorities in the Territory meetings and teleconferences.

(g)                                  Chiesi shall provide uniQure, if feasible, with reasonable advance notice of any other meeting or substantive teleconference with Regulatory Authorities in the Territory relating to the Product.

(h)                                 Without limiting the generality of any of the foregoing in this Section 4.2, Chiesi shall also promptly provide uniQure with an electronic copy of all material correspondence that Chiesi (or its Affiliate) receives from, or submits to, any Regulatory Authority in any country of the Territory related to the Product, including contact reports concerning conversations or substantive meetings, contact reports of all Regulatory Authority interactions in the Territory concerning conversations or substantive meetings, all required periodic reports, and cover letters of all agency submissions (including copies of all attachments to any such cover letters) relating to the Product. Chiesi shall also provide uniQure with any meeting minutes that Chiesi prepares that reflect communications with any Regulatory Authority in any country of the Territory regarding the Product.

Section 4.3                                    Product Withdrawals and Recalls. If any Regulatory Authority prior to Marketing Authorization in a country in the Territory (a) threatens, initiates or advises any action to remove the Product from the market in such country, or (b) requires or advises either Party or such Party’s Affiliates to distribute a “Dear Doctor” letter or its equivalent regarding use of the Product in such country, then uniQure or Chiesi, as applicable, shall notify the other Party of such event within [**] Business Days (or sooner if required by Applicable Law) after such Party becomes aware of the action, threat, advice or requirement. The JDC will meet promptly, but in any case within [**] Business Days, to discuss and attempt to agree upon whether to recall or withdraw such Product in the Territory; provided, however, that if the Parties fail to agree within an appropriate time period or if the matter involves a safety issue that, in order to protect patient safety, does not allow for sufficient time for a discussion at the JDC level (in which event uniQure shall nonetheless provide advance notice and consultation with Chiesi to the maximum practical extent prior to making a decision), uniQure shall decide whether to recall or withdraw such Product in such country and shall undertake any such recall or withdrawal.

Section 4.4                                    Safety Monitoring; Pharmacovigilance.  uniQure shall be responsible for safety monitoring of the Product and for any other obligations imposed by any Regulatory Authority in connection with the conduct of any preclinical or clinical activities or the granting of the relevant Marketing Authorization. The Parties shall negotiate and execute a detailed safety data exchange agreement (the “SDEA”) prior to the start of clinical Development of the Product, to arrange any future pharmacovigilance exchange between the Parties when relevant. Each Party shall ensure, through its JDC representatives or designated personnel, that the competent pharmacovigilance or clinical groups or personnel from such Party begin to negotiate and establish the appropriate SDEA no later than [**] months before the start of clinical Development of the Product, or on reasonable request of either Party. The SDEA shall be negotiated in good faith between the pharmacovigilance or clinical groups or personnel of each Party.The SDEA shall define the roles and responsibilities of each Party in terms of pharmacovigilance and define the detailed safety exchange required to permit compliance by each Party with safety reporting requirements to Regulatory Authorities and other entities in the Territory and ensure worldwide safety surveillance. At a minimum, uniQure may share pharmacovigilance information with its licensors and licensees of the Licensed Technology. In the event of a conflict between the terms of this Agreement and the SDEA, the terms of this Agreement shall govern.

ARTICLE V
COMMERCIALIZATION

Section 5.1                                    Overview.  Subject to the terms and conditions hereunder, including Exhibit D, and the HemB Supply and Distribution Agreement, Chiesi will have sole right and responsibility to Commercialize the Product in the Field in the Territory, including for pre-launch Commercialization activities, including KOL development, pricing and reimbursement studies, as well as for post-launch Commercialization of the Product in the Field in the Territory, including all Chiesi Sole Costs relating thereto, and for booking all sales of the Product throughout the Territory.

ARTICLE VI
EXCLUSIVITY

Section 6.1                                    Exclusivity.  During the Term, to the fullest extent consistent with any Applicable Law, neither Party nor, subject to Section 15.1, any of such Party’s Affiliates, shall, by itself or through, with or on behalf of any Third Party, undertake the development, manufacture or commercialization anywhere in the Territory of any Competing Product.

ARTICLE VII
GRANT OF LICENSES

Section 7.1                                    uniQure License Grants.  Subject to the Existing Third Party Licenses and the other terms and conditions of this Agreement, uniQure hereby grants to Chiesi and its Affiliates an exclusive right and license, with the right to grant sublicenses only to Sub-distributors, under the Licensed Technology, to co-Develop, use and Commercialize the Product in the Field in the Territory (the “License”). As used in the preceding sentence, “co-Develop” means that uniQure and its Affiliates may also exercise such Development rights in accordance with this Agreement, but that uniQure shall not grant any such rights to any Third Party in the Territory. Improvements that are (i) Controlled by uniQure or its Affiliates and (ii) necessary or useful to co-Develop, use or Commercialize the Product in the Field in the Territory, shall be deemed part of the Licensed Technology and included in the License. uniQure shall promptly disclose to Chiesi all Improvements that are Developed by uniQure or its Affiliates (alone or in collaboration with Chiesi or its Affiliates) during the Term and that are necessary or useful to co-Develop, use or Commercialize the Product in the Field in the Territory.

Section 7.2                                    Chiesi License Grants.

(a)                                 Subject to the terms and conditions of this Agreement, Chiesi hereby grants to uniQure and its Affiliates a non-exclusive, royalty-free, fully paid-up, irrevocable and perpetual (subject to Article XII) license in the Territory, with the right to grant sublicenses, under the Chiesi Technology, for the purposes of conducting Development Program activities.

(b)                                 Subject to the terms and conditions of this Agreement, Chiesi hereby grants to uniQure a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable, perpetual (subject to Article XII) license, with the right to grant sublicenses, under the Chiesi Technology (including, subject to Section 7.3 any rights Chiesi may have in and to the Product Data), to Develop, Manufacture, having Manufactured, use, and Commercialize (outside the Territory) the Product in the Field.

Section 7.3                                    Use of Product Data Outside of Territory.  Chiesi shall provide uniQure, promptly following uniQure’s request, with any Product Data not otherwise in uniQure’s possession, and uniQure shall have the right to use such Product Data in connection with development and regulatory activities conducted by or on behalf of uniQure outside the Territory.

Section 7.4                                    Disclosure of and License under Chiesi Improvements.  Chiesi shall promptly disclose to uniQure all Improvements that are developed by Chiesi or its Affiliates (alone or in collaboration with uniQure or its Affiliates) during the Term. Chiesi shall, and hereby does, grant to uniQure a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable and perpetual (subject to Article XII) license, with the right to sublicense, under all Improvements Controlled by Chiesi and its Affiliates, to Develop, Manufacture, having Manufactured, use, and Commercialize (outside the Territory) the Product in the Field.

Section 7.5                                    Compliance with Third Party Agreements.

(a)                                 The grants by uniQure under Licensed Technology set forth in Section 7.1 include the sublicense of certain Licensed Technology that is not owned by uniQure. Chiesi’s rights and licenses under, or with respect to, Licensed Technology, including any Patent Prosecution or enforcement undertaken by the Parties pursuant to Article IX, are limited to the rights granted by Third Party licensors to uniQure under the Existing Third Party Licenses and are subject to all applicable restrictions, limitations and obligations imposed on uniQure or its sub-licensees in such Existing Third Party Licenses. Chiesi shall comply, and cause its Affiliates and Sub-distributors to comply, with all such restrictions, limitations and obligations mutatis mutandis (including Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.8-13.10 of the PHS 2011 Agreement, and Paragraphs 5.1, 5.2, 8.1, 10.1, 10.2, 12.5 and 13.6-13.8 of the PHS 2007 Agreement, a copy of which provisions is attached hereto as Exhibit B). To the extent there is a conflict between the terms of any Existing Third Party License and the rights granted to Chiesi hereunder, the terms of such Existing Third Party License shall control solely with respect to the Patent Rights and Know-How owned or controlled by the applicable Third Party licensor. Notwithstanding anything to the contrary in this Agreement, either Party may not exercise any of its rights under this Agreement (including any right to any cure period

(including under Section 12.3) or to delay performance of an obligation (including under Article XIII or Section 15.7)) in any manner that would result in any licensor having a right to terminate an Existing Third Party License, or that would cause the other Party to be in breach of any of its obligations under any Existing Third Party License.

(b)                                 During the Term, uniQure shall comply with the Existing Third Party Licenses in effect which are then applicable to the activities under this Agreement with respect to the Product (and in particular shall not commit any breach that would entitle the Third Party licensor to terminate such an Existing Third Party License) and shall not terminate any such Existing Third Party License without Chiesi’s prior written consent. In addition, during the Term, uniQure shall promptly notify Chiesi of any written notice of breach or termination received by uniQure with respect to any such Existing Third Party License and, to the extent that uniQure does not cure such breach at least [**] Business Days before the date on which the relevant licensor could terminate such Existing Third Party License due to such breach by uniQure, Chiesi shall have the right (to the extent consistent with such Existing Third Party License) to cure any such breach on uniQure’s behalf and in such a case, Chiesi shall have the right to deduct (i) any and all arm’s length payments made on behalf of uniQure for the above purpose, from the next due payments to be made hereunder plus (ii) interest on such payments calculated pursuant to Section 8.5 below.

(c)                                  Any sublicensee obligations required by any Existing Third Party License to be included in a sublicense thereunder, including any required provision making the applicable Third Party licensor a third party beneficiary of any sublicense thereunder, shall be deemed to be included in this Agreement; provided that, a copy of the relevant agreement provisions has been attached hereto as Exhibit B.

(d)                                 The license granted by uniQure in Section 7.1 with respect to the Patent Rights licensed under the Existing Third Party Licenses are subject to rights reserved by the licensors and the US government as set forth in the Existing Third Party Licenses.

Section 7.6                                    Additional Rights Acquired after Effective Date.

(a)                                 During the Term, if either Party identifies the need for, or is otherwise offered, a license, covenant not to sue or similar rights to any Third Party Patent Right or Third Party Know-How that such Party in good faith believes is necessary or useful for the Development, use, Manufacture, having Manufactured, or Commercialization of the Product in the Field in the Territory (“Additional Rights”), then such Party shall promptly notify the other Party and, in any event, prior to commencing negotiation or entering into an agreement with respect to such Additional Rights, and the Parties’ rights to conduct such negotiations shall be subject to the remaining provisions of this Section 7.6. The Parties shall thereafter conduct good faith discussions regarding whether such Additional Rights are necessary or useful for the Development, use, Manufacture, having Manufactured, or Commercialization of the Product in the Field in the Territory or whether they otherwise agree that such Additional Rights should be acquired.

(b)                                 uniQure shall have the first right (but not the obligation) to license or otherwise acquire rights to any Additional Rights. If uniQure provides written notice to Chiesi that uniQure declines to exercise such first right, then Chiesi shall have the right (but not the obligation) to pursue acquiring rights to any given Additional Rights. The Party pursuing any given Additional Rights (the “Controlling Party”) shall keep the other Party (the “Non-Controlling Party”) reasonably informed regarding the status thereof and shall use Commercially Reasonable Efforts to obtain from the applicable Third Party licensor the right to sublicense such Additional Rights under the licenses granted to the Non-Controlling Party hereunder.

(c)                                  If the Controlling Party acquires rights to any Additional Rights and has the right to grant a sublicense under such Additional Rights to the Non-Controlling Party, and the Non-Controlling Party wishes to include such Additional Rights in the licenses granted to the Non-Controlling Party hereunder (or under the HemB Supply and Distribution Agreement), the Non-Controlling Party shall notify the Controlling Party of its desire to do so and the Controlling Party shall provide the Non-Controlling Party a summary of all material restrictions on the scope of the licenses granted under, and all material payment obligations that would be owed by the Non-Controlling Party with respect to, any Third Party agreement applicable to such Additional Rights. The Non-Controlling Party may, upon written notice to the Controlling Party and subject to Section 7.6(d), Section 7.6(e) and Section 7.6(f), obtain a sublicense under such Additional Rights and include such Additional Rights under the licenses granted to the Non-Controlling Party hereunder.

(d)                                 Following such notice from the Non-Controlling Party that it desires to include any given Additional Rights under the license granted to the Non-Controlling Party hereunder (or under the HemB Supply and Distribution Agreement), (i) any such Additional Rights that do not carry financial or other obligations or restrictions shall be included automatically under the applicable license hereunder, and (ii) subject to Section 7.6(e) below, any such Additional Rights that carry financial or other obligations or restrictions shall be included under the applicable license hereunder only if the Non-Controlling Party agrees to share the costs of such Additional Rights (including any upfront payment or similar acquisition cost to access such Additional Rights) with the Controlling Party and to assume all other obligations to, and be subject to all restrictions imposed by, the Controlling Party’s licensor to the extent arising from the grant to the Non-Controlling Party under such Additional Rights (including, to the extent access to such terms have been made available to the Non-Controlling Party in unredacted form, all other terms of the Additional Rights Agreement that apply to the licenses granted to the Non-Controlling Party hereunder).

(e)                                  If the Parties are unable, after [**] Business Days, to agree as to whether any given Additional Rights are in fact necessary or useful for the Development, use, Manufacture, having Manufactured, or Commercialization of the Product in the Field in the Territory or if the Parties are unable to agree to the allocation of the costs (as specified above), then, notwithstanding Article XIII, the Parties shall jointly engage an expert panel consisting of patent attorney(s) or expert(s) in the development, manufacturing or commercialization of products comparable to the Product in question and other CMC matters, as applicable, not regularly employed by either Party to resolve such dispute. The decision of such expert panel shall be binding on the Parties as to such dispute.

(f)                                   Nothing in this Section 7.6 shall restrict either Party, at such Party’s sole cost and expense, from licensing or otherwise acquiring any additional rights that are not necessary or useful for the Development, use, Manufacture, having Manufactured, or Commercialization of the Product in the Field in the Territory.

Section 7.7                                    No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

ARTICLE VIII
FINANCIAL PROVISIONS

Section 8.1                                    Upfront Payment.  Subject to the condition precedent pursuant to Section 12.1(b),

(a)                                 in recognition of uniQure’s past expenditure developing the Product, Chiesi shall pay uniQure a one-time, non-refundable, non-creditable fee of Five Million Euros (EUR 5,000,000);

(b)                                 as reimbursement of uniQure’s past expenditure setting up the Manufacturing site for the Product in The Netherlands, Chiesi shall pay uniQure a one-time, non-refundable, non-creditable amount of Seven Million Five Hundred Thousand Euros (EUR 7,500,000); and

(c)                                  in consideration of uniQure making available to Chiesi Manufacturing capacity at uniQure’s Manufacturing site for the Product under this Agreement, Chiesi shall pay uniQure a one-time, non-refundable, non-creditable fee of Two Million Five Hundred Thousand Euros (EUR 2,500,000);

(a) to (c), collectively, the “Upfront Payment”.

Chiesi shall pay the Upfront Payment to uniQure within [**] Business Days after this Agreement has become effective pursuant to Section 12.1(b), provided receipt of a proper invoice from uniQure for the Upfront Payment.

Section 8.2                                    Development Program Costs.

(a)                                 Shared Costs.

(i)                                     At the end of each calendar quarter, in accordance with paragraph (d) below, Chiesi shall pay to uniQure fifty percent (50%) of the actual Shared Costs incurred by uniQure during such calendar quarter (including, after the end of the first calendar quarter, the actual Shared Costs incurred by uniQure during the period prior to the date this Agreement has become effective pursuant to Section 12.1(b)), and uniQure shall pay to Chiesi fifty percent (50%) of the actual Shared Costs incurred by Chiesi during such calendar quarter. To this end, each Party shall provide to the other Party and to the JDC, within [**] days after the end of each calendar quarter, (A) a written report with an accounting of and copies of supporting invoices for Shared Costs actually incurred by such Party during such calendar quarter

(including, after the end of the first calendar quarter, the actual Shared Costs incurred by uniQure during the period prior to the date this Agreement has become effective pursuant to Section 12.1(b)) or, with respect to Third Party invoices not timely received by a Party, for Shared Costs incurred with respect to previous calendar quarters (such amount, “uniQure Shared Cost” or “Chiesi Shared Cost”, as applicable), (B) an estimate of the Shared Costs to complete the current year of the Development Program (which shall be the estimated cost to complete the current year of the Initial or newly agreed Development Plan and Budget), and (C) an estimate of the Shared Costs to complete the Development Program (which shall be the estimated cost to complete the Initial or newly agreed Development Plan and Budget).

(ii)                                  In the case the estimated Shared Costs to complete the Development Program as set out in sub-paragraph (a)(i)(C) above is equal or within a [**] percent ([**]%) budget overrun of the Initial or newly agreed Development Plan and Budget, Chiesi or, as the case may be, uniQure agrees to make the quarterly payment pursuant to paragraph (i) in full. In case the estimated Shared Costs to complete the Development Program as set out in sub-paragraph (a)(i)(C) above is more than [**] percent ([**]%) higher than the Initial or newly agreed Development Plan and Budget, Chiesi and uniQure shall investigate the cause of this budget overrun and shall jointly agree to next steps (in the JDC). Any activity that is not budgeted in the Initial or newly agreed Development Plan and Budget shall be handled as a scope change and each scope change (incl. the budget of the scope change) must be agreed beforehand by both Parties and, when agreed, the Development Plan and Budget shall be deemed amended accordingly. Without prejudice to the foregoing provisions of this sub-paragraph (ii), any above budget overrun of the Initial or newly agreed Development Plan and Budget or any new activity not budgeted but agreed beforehand by both Parties, shall be calculated at the actual direct costs therefor (including costs for out-of-pocket expenses as well as costs for personnel at actual direct costs), without any reference to the FTE Rate.

(iii)                               Within [**] Business Days after this Agreement has become effective pursuant to Section 12.1(b), Chiesi agrees to pay EUR [**] as a first payment to prevent uniQure of pre-paying the activities of the Initial Development Plan and Budget. At the end of the Development Program, uniQure shall credit the last quarterly payment against such EUR [**] payment and pay any remaining amount, if any, to Chiesi within [**] days after the end of such last calendar quarter.

(b)                                 Chiesi Sole Costs.  uniQure shall provide to Chiesi and to the JDC, within [**] days after the end of each calendar quarter, a written report with an accounting of and copies of supporting invoices for Chiesi Sole Costs actually incurred by uniQure during such calendar quarter or, with respect to Third Party invoices not timely received by uniQure, for Chiesi Sole Costs incurred with respect to previous calendar quarters.

(c)                                  uniQure Sole Costs.  Chiesi shall provide to uniQure and to the JDC, within [**] days after the end of each calendar quarter, a written report with an accounting of and copies of supporting invoices for uniQure Sole Costs actually incurred by Chiesi during such calendar quarter or, with respect to Third Party invoices not timely received by Chiesi, for uniQure Sole Costs incurred with respect to previous calendar quarters.

(d)                                 Reconciliation Payment. Within [**] days after receipt of Chiesi’s accountings of Chiesi Shared Cost pursuant to Section 8.2(a)(i) and of uniQure Sole Costs pursuant to Section 8.2(c), uniQure shall calculate the amount of a payment (the “Reconciliation Payment”) necessary to effect the Parties’ agreed allocation of costs as follows:

(i)                         each Party shall bear fifty percent (50%) of all Shared Costs;

(ii)                      Chiesi shall bear one hundred percent (100%) of all Chiesi Sole Costs; and

(iii)                   uniQure shall bear one hundred percent (100%) of all uniQure Sole Costs;

pursuant to the following calculation:

Reconciliation Payment =

(.5 × uniQure Shared Costs)
– (.5 × Chiesi Shared Costs)
+ Chiesi Sole Costs reported by uniQure pursuant to Section 8.2(b)
– uniQure Sole Costs reported by Chiesi pursuant to Section 8.2(c).

Promptly following such calculation, uniQure shall provide to Chiesi a written report thereof. Such report shall be accompanied, as applicable, by either an invoice (if the Reconciliation Payment is positive) or a credit memo (if the Reconciliation Payment is negative), which credit memo Chiesi may apply to any future payment due to uniQure under this Section 8.2. Chiesi shall pay any such invoice within [**] days after receipt.

Section 8.3                                    Recordkeeping; Audit Rights.  Each Party shall keep, and shall require its Affiliates to keep, complete and accurate records of the latest [**] years of costs incurred by such Party in the conduct of Development and regulatory activities under the Development Plan and Budget (including the activities set forth in the Initial Development Plan and Budget). For the sole purpose of verifying costs included in the reports provided pursuant to Section 8.2, each Party shall have the right [**] at such Party’s expense to retain an independent certified public accountant selected by such Party, and reasonably acceptable to the other Party, to review such records in the location(s) where such records are maintained by the other Party or its Affiliates upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both Parties. If the review indicates that there was an underpayment of any amount payable to the auditing Party, the amount of such underpayment shall be remitted to the auditing Party within [**] days after such review, together with interest calculated in the manner provided in Section 8.5.If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, the audited Party shall pay all of the auditing Party’s reasonable out-of-pocket expenses of such review. If the review indicates that there was an overpayment of any amounts by the audited Party, the audited Party may apply the amount of such overpayment to any future payment due to the auditing Party under Section 8.2.

Section 8.4                                    Method of Payment.  All amounts payable by a Party (the “Paying Party”) hereunder shall be paid by or on behalf of such Paying Party in Euros. Shared Costs, uniQure Sole Costs or Chiesi Sole Costs incurred in a currency other than Euros shall be expressed in their Euro equivalent, calculated on the last Business Day of the calendar quarter to which the applicable report relates using the currency converter at www.oanda.com. All payments due to a Party (the “Receiving Party”) hereunder shall be made by wire transfer directly to an account designated by the Receiving Party in writing. The Receiving Party shall be responsible for all charges from the receiving bank due to the receipt of the wire transfer. The Paying Party shall be responsible for all other bank costs.

Section 8.5                                    Late Payments.  Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest at the lesser of (a) [**] per year, or (b) the highest rate permitted by Applicable Laws, calculated on the number of days such payments are overdue.

Section 8.6                                    Tax Withholding.  To the extent that any payments hereunder by the Paying Party to the Receiving Party are subject to tax, the Paying Party shall pay such tax; provided, however, that, with respect to any payments subject to withholding tax, the Paying Party shall pay the applicable withholding tax amount to the relevant taxing authority and promptly provide the Receiving Party with all necessary documentation for the Receiving Party to recover such tax. The Paying Party will take all reasonable and lawful steps to minimize the amount of any such withholding tax obligation and the Receiving Party shall promptly provide all information and documentation in its possession necessary for doing so.

Section 8.7                                    Blocked Payments.  In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal for the Paying Party to transfer payments to the Receiving Party, the Paying Party shall, to the extent consistent with Applicable Laws, have such royalties or other payments paid to the Receiving Party by an Affiliate of the Paying Party. To the extent such payment is not consistent with Applicable Laws, the Paying Party shall deposit such payments in local currency in the relevant country to the credit of the Receiving Party in a recognized banking institution designated by the Receiving Party or, if none is designated by the Receiving Party within a period of [**] days after written request from the Paying Party, in a recognized banking institution selected by the Paying Party and identified in a notice in writing given to the Receiving Party.

ARTICLE IX
INTELLECTUAL PROPERTY

Section 9.1                                    Ownership.

(a)                                 Existing Intellectual Property.  Except as expressly set forth in this Agreement and subject to the licenses granted under this Agreement, as between the Parties each Party shall retain all right, title and interest in and to the Patent Rights, Know-How and other intellectual property rights owned by or Controlled by such Party or its Affiliates as of the Effective Date.

(b)                                 Solely Owned Know-How.  Except as expressly set forth in this Agreement and subject to the licenses granted by such Party under this Agreement, as between the Parties each Party or its Affiliate, as applicable, shall exclusively own all right, title and interest in and to all Know-How made or conceived solely by the employees, agents or consultants of such Party or its Affiliates in the course of performing its activities under this Agreement.

(c)                                  Joint Know-How.  All Know-How made or conceived jointly by employees, agents or consultants of uniQure or its Affiliates, on the one hand, and employees, agents or consultants of Chiesi or its Affiliates, on the other hand, shall be owned jointly on the basis of each Party having an undivided one-half (½) interest in the whole (“Joint Know-How”), and each Party hereby assigns to the other Party a sufficient interest in its rights in and to the Joint Know-How so as to effect such joint ownership. Subject to the licenses granted herein and each Party’s payment obligations hereunder, each Party shall have the right to exploit the Joint Know-How, or sell, license or otherwise transfer or grant rights under Joint Know-How, or any Joint Patents directed to the Joint Know-How, to its Affiliates or any Third Party, without any duty to account to the other Party; provided that, during the Term neither Party nor its Affiliates may use, sell, license or otherwise transfer or grant rights under Joint Know-How, or any Joint Patents directed to such Joint Know-How, to any Affiliate or Third Party in any manner which would conflict with, or limit the scope of, any of the rights or licenses granted to the other Party hereunder.

(d)                                 Inventorship.  For purposes of determining the Parties’ rights under this Agreement, the determination of inventorship shall be made in accordance with US patent laws.

Section 9.2                                    Prosecution and Maintenance of Patent Rights.

(a)                                 Licensed Patents.  Subject to any rights of and obligations to uniQure’s Third Party licensors, uniQure shall have the exclusive right and obligation to conduct Patent Prosecution for the Licensed Patents (other than any Joint Patent) in the Territory, in uniQure’s name, and to control any interference, derivation proceeding, reexamination, review, opposition and similar proceedings relating thereto. Subject to any rights of and obligations to uniQure’s Third Party licensors, uniQure shall promptly and regularly inform and consult with Chiesi regarding the Patent Prosecution, including any interference, derivation proceeding, reexamination, review, opposition and similar proceedings relating thereto, of all Licensed Patents in the Territory.

(b)                                 Chiesi Patents.  Chiesi shall have the exclusive right and obligation to conduct Patent Prosecution for the Chiesi Patents (other than any Joint Patents) in Chiesi’s name, and to control any interference, derivation proceeding, reexamination, review, opposition and similar proceedings relating thereto. Chiesi shall promptly and regularly inform and consult with uniQure regarding the Patent Prosecution, including any interference, derivation proceeding, reexamination, review, opposition and similar proceedings relating thereto, of all Chiesi Patents.

(c)                                  Joint Patents.  uniQure shall have the first right and option (but not the obligation) to conduct Patent Prosecution for the Joint Patents in uniQure’s name, and to control any interference, derivation proceeding, reexamination, review, opposition and similar proceedings relating thereto. In the event that uniQure elects to conduct Patent Prosecution according to the foregoing sentence, uniQure shall grant, and hereby grants, to Chiesi, subject to the terms and conditions of this Agreement, a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable, perpetual license, with the right to grant sublicenses, under the Joint Patents to Develop, use, Manufacture, have Manufactured, and Commercialize the Product in the Field. In the event that uniQure elects not to conduct Patent Prosecution for, or elects to abandon, any Joint Patent, or declines to control any related interference, derivation proceeding, reexamination, review, opposition or similar proceedings, uniQure shall give Chiesi reasonable written notice to this effect, sufficiently in advance to permit Chiesi, in its sole discretion, to undertake such Patent Prosecution, or to control such interference, derivation proceeding, reexamination, review, opposition or similar proceedings, without a loss of rights, and thereafter Chiesi may, upon written notice to uniQure and in Chiesi’s name, conduct Patent Prosecution for such Joint Patents and control such interference, derivation proceeding, reexamination, review, opposition or similar proceedings. If required under Applicable Laws in order for the prosecuting Party to control any interference, derivation proceeding, reexamination, review, opposition and similar proceedings relating to any Joint Patent, the other Party shall join as a party to such interference, derivation proceeding, reexamination, review, opposition and similar proceedings.

(d)                                 Cooperation.  Each Party agrees to cooperate with the other Party with respect to Patent Prosecution, including any interference, derivation proceeding, reexamination, review, opposition and similar proceedings relating thereto, of Joint Patents pursuant to Section 9.2(c), subject to any rights of, and obligations to, uniQure’s Third Party licensors, including by:

(i)                         executing all such documents and instruments and performing of such acts as may be reasonably necessary in order to permit the other Party to continue any Patent Prosecution that such Party has elected not to pursue, as provided for in Section 9.2(c);

(ii)                      making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to undertake Patent Prosecution;

(iii)                   providing (itself or through patent counsel) the other Party with a copy of each proposed material correspondence pertaining to substantive Patent Prosecution on the merits with World Intellectual Property Office (“WIPO”) or the European Patent Office (“EPO”), as well as providing draft copies of patent applications to be submitted to the WIPO under the Patent Cooperation Treaty, or submitted to any patent office in the Territory in a form substantially different from that previously submitted to the WIPO, reasonably in advance of any applicable filing or response deadline to allow the other Party to review and comment on the content of such proposed correspondence and advise the prosecuting Party as to the conduct of such Patent Prosecution, which comments and advice the prosecuting Party will consider in good faith;

(iv)                  providing (itself or through patent counsel) the other Party with copies of all material correspondence pertaining to substantive Patent

Prosecution on the merits with the WIPO or the EPO after its submission or receipt, as the case may be; and

(v)                     seeking patent term extensions, adjustments, and the like wherever available for the Product.

Section 9.3                                    Third Party Infringement.

(a)                                 Notice.  Each Party shall promptly report in writing to the other Party during the Term any known or suspected infringement of any Valid Claims within the Licensed Patents, Chiesi Patents or Joint Patents involving the use, manufacture or commercialization of a product or product candidate that is or would likely be a Competing Product (“Competitive Infringement”), and shall provide the other Party with all available evidence supporting such infringement or suspected infringement. Promptly after receipt of a notice of a Competitive Infringement in the Territory, the Parties shall discuss in good faith the infringement and appropriate actions that could be taken to cause such Competitive Infringement to cease.

(b)                                 Enforcement of Patents.  The Party with responsibility under Section 9.2 for Patent Prosecution of the Patent Right that is subject of the Competitive Infringement shall have the exclusive right to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement of, or otherwise enforce, in the best commercial interests of the Product, the applicable Patent Right. The Party filing any such suit or taking any such action shall control all decision making related to any such suit or action, subject to Section 9.3(c) below.

(c)                                  Conduct of Actions.  The Party initiating suit or action pursuant to Section 9.3(b) with respect to Competitive Infringement in the Territory shall have the sole and exclusive right to select counsel for such suit or action. At the initiating Party’s request and expense, the other Party shall join as a party to the suit or action. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith. The initiating Party shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action. The initiating Party shall, to the extent permitted by Applicable Laws, keep the other Party promptly informed, and shall from time to time consult with such other Party, regarding the status of any such suit or action and shall provide such other Party with copies of all material documents (including complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise directly relating to, such suit or action. The Party not initiating such suit or action shall have the right to participate and be represented in any such suit by its own counsel at its own expense. Neither Party shall conduct any such suit or action in a manner that materially places at risk the scope or validity of any Joint Patent, and neither Party shall settle or compromise any claim or proceeding relating to any Joint Patent, without obtaining the prior written consent of the other Party. If Chiesi or any of its Affiliates conduct any such suit or action in a manner that materially places at risk the scope or validity of any Licensed Patent, uniQure may terminate this Agreement in accordance with the provisions of Section 12.4. If uniQure or any of its Affiliates conduct any such suit or action in a manner that materially places at risk the scope or validity of any Chiesi Patent, Chiesi may terminate this Agreement in accordance with the provisions of Section 12.4.

(d)                                 Recoveries.  With respect to any suit or action to protect any Joint Patent referred to in Section 9.3(b) above, any recovery obtained by a Party as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i)                         first, such Party shall pay to the applicable licensor any amount to which such licensor is entitled pursuant to the terms of any Existing Third Party License or Additional Rights Agreement; and

(ii)                      second, any remainder shall be allocated equally between the Parties.

Section 9.4                                    Claimed Infringement.  In the event that a Party becomes aware of any claim or threat of claim that the Development, use, Manufacture, have Manufactured or Commercialization hereunder of the Product infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. Each Party shall provide to the other Party copies of any notices such Party receives from Third Parties regarding any alleged infringement of Third Party Patent Rights or any alleged misappropriation of Third Party Know-How. Such notices shall be provided promptly, but in no event after more than [**] days following receipt thereof. In any such instance, the Parties shall cooperate in undertaking an appropriate course of action.

Section 9.5                                    Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent (including a Joint Patent) or Chiesi Patent (including a Joint Patent) that covers the composition of matter of the Product or the method of use of the Product in the Field in the Territory is invalid or otherwise unenforceable (“Invalidity Claim”), either as a defense in an infringement action brought by Chiesi or uniQure pursuant to Section 9.3 or in an action brought against Chiesi or uniQure under Section 9.4, including any declaratory judgment action, the Parties shall cooperate with each other in (i) preparing and formulating a response to such Invalidity Claim and (ii) undertaking any further and appropriate course of action. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

Section 9.6                                    Licensor Rights.  All obligations under Sections 9.2 through 9.5 are subject to the rights of the relevant licensor pursuant to the terms of any Existing Third Party License or Additional Rights Agreement.

ARTICLE X
CONFIDENTIALITY

Section 10.1                             Confidential Information.  All Confidential Information disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates before or during the Term shall not be used by the receiving Party or any of its Affiliates except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and its Affiliates, and shall not otherwise be disclosed by the receiving Party or its Affiliates to any Third Party

(except as set forth in the remainder of this Article X), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a)                                 was known or used by the receiving Party or any of its Affiliates prior to its date of disclosure by the disclosing Party;

(b)                                 either before or after the date of the disclosure to the receiving Party hereunder or under the Confidentiality Agreement is lawfully disclosed to the receiving Party or any of its Affiliates by a Third Party rightfully in possession of and with the right to disclose such Confidential Information other than under an obligation of confidentiality;

(c)                                  either before or after the date of the disclosure to the receiving Party hereunder or under the Confidentiality Agreement becomes generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates;

(d)                                 is independently developed by or for the receiving Party or any of its Affiliates without reference to or reliance upon any of the other Party’s Confidential Information; or

(e)                                  is required to be disclosed by the receiving Party or its Affiliates to comply with Applicable Laws, which may include the rules of Euronext, of the US Securities and Exchange Commission (“SEC”), or of any other stock exchange, or to defend or prosecute litigation or arbitration or to comply with legal process; provided that, the receiving Party provides prior written notice of such disclosure to the disclosing Party (to the extent feasible) and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose; and provided, further, that such information shall otherwise remain Confidential Information (subject to the exceptions in this Section 10.1).

Notwithstanding the foregoing, clauses (a), (b) and (d) shall not alter the requirement to keep the terms and conditions of this Agreement confidential, as set forth herein, subject to the remainder of this Article X.

Section 10.2                             Employee, Director, Consultant and Advisor Obligations.  Chiesi and uniQure each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s employees, directors, consultants, agents and advisors, and to the employees, directors, consultants, agents and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and who are bound by obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement. Each Party shall remain responsible for any failure by any of its or its Affiliates’ employees, directors, consultants, agents and advisors to treat such Confidential Information as required under this Article X.

Section 10.3                             Publicity.

(a)                                 Following execution of this Agreement, the Parties shall jointly or separately issue a press release, in a text to be agreed upon between the Parties in advance, announcing the execution of this Agreement and the Commercialization Agreement.

(b)                                 Thereafter, each Party shall only issue press releases (other than the press release pursuant to paragraph (a) above) or make other public disclosures regarding this Agreement or the Parties’ activities under this Agreement (each such press release or public disclosure, a “Subject Disclosure”):

(i)                                     that have been approved in writing in advance by the other Party (such approval not to be unreasonably withheld, conditioned or delayed);

(ii)                                  if advised by counsel to issue such Subject Disclosure in order to comply with Applicable Laws, which may include the disclosure rules of SEC or a similar regulatory agency in a country in the Territory or of Euronext or any other stock exchange of other securities trading institution (for clarity such issuance is also subject to Section 10.3(c));

(iii)                               subject to Section 10.3(c), if the contents of such Subject Disclosure have previously been made public other than through a breach of this Article X by a Party; or

(iv)                              subject to sub-paragraph (i) above, to the extent that such Subject Disclosure describes one or more of the following:

(A)                   preclinical results with respect to the Product;

(B)                   the commencement, completion or “top-line” results of clinical studies of the Product;

(C)                   the completion of patient enrollments for clinical studies of the Product;

(D)                   the filing for or receipt of Marketing Authorization with respect to the Product;

(E)                    the Patent Prosecution or enforcement of any of the Licensed Patents, including the issuance of any patent included in the Licensed Patents;

(F)                     the receipt of any regulatory exclusivity for the Product; or

(G)                   the first Party’s presence or participation at scientific, financial or investor forums.

(c)                                  Unless not feasible under the circumstances because of the need to comply with Applicable Laws or stock exchange rules, the Party making a Subject Disclosure shall provide the other Party with a draft Subject Disclosure at least [**] Business Days prior to its intended publication for the other Party’s review. Such other Party may provide the first Party with suggested modifications to the draft Subject Disclosure. The first Party shall consider in good faith the other Party’s suggestions in issuing such Subject Disclosure.

(d)                                 For clarity, nothing in this Agreement shall restrict each Party from issuing press releases or making other public disclosures regarding such Party’s development, manufacturing or commercialization activities with respect to any product other than the Product, or, with reference to uniQure only, with respect to any Product outside the Territory.

Section 10.4                             Other Disclosures.  Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to disclose the other Party’s Confidential Information (including the terms of this Agreement) (as applicable):

(a)                                 to such Party’s then-current or potential investors, lenders, acquirers, investment bankers, and other Third Parties in connection with financing, partnering (to the extent consistent with this Agreement) and acquisition activities, solely on a need-to-know basis and under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X;

(b)                                 as required by the Existing Third Party Licenses or any Additional Rights Agreement;

(c)                                  to conduct Patent Prosecution or enforcement of Patent Rights for which such Party is responsible hereunder;

(d)                                 to such Party’s then-current or potential collaborators, and Third Party contractors (including contract manufacturers and Sub-distributors) for purposes of engaging in the Development, use, Manufacture or Commercialization of the Product as contemplated hereunder, solely on a need-to-know basis and under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X.

Section 10.5                             Publications.

(a)                                 Notwithstanding Section 10.3 and Section 10.4, a Party (the “Publishing Party”) which is, or whose Affiliates is, seeking to publish or publicly present scientific or technical data, results or other information with respect to the Product shall provide the other Party and the JDC with a copy of any proposed publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral public presentations) prior to submission for publication or presentation so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain such other Party’s Confidential Information in accordance with the requirements of this Agreement or to not jeopardize the patentability of any results or data.

(b)                                 If the non-Publishing Party notifies the Publishing Party that such publication or presentation, in the non-Publishing Party’s reasonable judgment, (i) discloses an invention for which the non-Publishing Party desires to seek patent protection, or (ii) contains any Confidential Information of the non-Publishing Party,

or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by the non-Publishing Party to the Publishing Party, the Publishing Party shall delete such Confidential Information from the proposed publication or presentation and shall further delay such publication or presentation for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on any invention disclosed in such publication or presentation (but no more than [**] days from the date of the non-Publishing Party’s notice thereof).

Section 10.6                             Use of Names.

(a)                                 Chiesi, its Affiliates and Third Party contractors shall not use the name “St. Jude Children’s Research Hospital” or any variation of that name, or any trademarks or logos belonging to St. Jude, or the names of any of St. Jude’s trustees, officers, faculty, student, employees, or agents, or any adaptation of such names, or any term of the St. Jude Agreement in any promotional material or other public announcement or disclosure or in connection with the Commercialization of the Product, without the prior written approval of St. Jude; except (i) in annual reports or as part of required regulatory or financial disclosures to the FDA, SEC or other US federal or foreign agencies; and (ii) where otherwise required by Applicable Laws, provided that, Chiesi shall notify St. Jude in advance of any disclosure to be made under these exceptions.

(b)                                 Chiesi, its Affiliates and Third Party contractors shall not state or imply that the PHS Agreements are an endorsement by the US government, PHS, any other US government organizational unit, or any US government employee. Additionally, Chiesi and its Affiliates shall not use the names of NIH, FDA, PHS, or HHS or the US government or their employees in any advertising, promotional, or sales literature without the prior written approval of PHS.

Section 10.7                             Term.  All obligations of confidentiality imposed under this Article X shall expire [**] years following termination or expiration of this Agreement, except to the extent any Existing Third Party License or Additional Rights Agreement extends such obligations; provided, however, that the receiving Party shall maintain the confidentiality of any of the other Party’s trade secrets indefinitely until such trade secret is no longer a trade secret.

ARTICLE XI
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 11.1                             Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)                                 such Party is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)                                  this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof; and

(d)                                 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or binding understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law of any court, governmental body or administrative or other agency having jurisdiction over such Party.

Section 11.2                             Representations and Warranties of uniQure.  uniQure hereby represents and warrants to Chiesi, as of the Effective Date that:

(a)                                 Exhibit E attached hereto is a complete and correct list of all Licensed Patents that claim the composition of matter, or method of use or manufacture, of the Product and are Controlled by uniQure and for which uniQure controls Patent Prosecution as of the Effective Date;

(b)                                 uniQure Controls the Licensed Technology and has the full right, power and authority to grant all rights and licenses to Chiesi with respect to the Licensed Technology under this Agreement;

(c)                                  To uniQure’s knowledge, it has not (i) employed or used any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or (ii) employed any individual or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in each of clauses (i) and (ii), in the conduct of development activities directed to the Product;

(d)                                 To uniQure’s knowledge, the Development and Commercialization of the Product in the Territory, as anticipated hereunder, does not infringe upon any intellectual property rights of any Third Party

(e)                                  uniQure has not received any written allegation from a Third Party that any of the issued Licensed Patents is invalid or unenforceable and, except as disclosed in Exhibit H, to uniQure’s knowledge, none of such Licensed Patents is infringed by any Third Party;

(f)                                   uniQure has not received, with respect to the Product as Developed by uniQure, any written notice from a Third Party claiming infringement or misappropriation of any Patent Right or any Know-How owned by such Third Party; and

(g)                                  uniQure has provided Chiesi with a complete and correct copy of each of the Existing Third Party Licenses.

Section 11.3                             Representation and Warranty of Chiesi.  Chiesi hereby represents and warrants to uniQure, as of the Effective Date, that Chiesi Controls the Chiesi Technology and has the full right, power and authority to grant all rights and licenses to uniQure under this Agreement.

Section 11.4                             Mutual Covenants.  Each Party hereby covenants to the other Party that:

(a)                                 All employees of such Party or its Affiliates working under this Agreement are and will be under the obligation to assign all right, title and interest in and to their inventions and discoveries arising in the performance of such work, whether or not patentable, to (i) such Party as the sole owner thereof or (ii) to one of such Party’s Affiliates as the sole owner thereof so that such Party Controls such inventions and discoveries;

(b)                                 To its knowledge, such Party will not, in the conduct of its activities under this Agreement, (i) employ or use any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in each of clauses (i) and (ii) in the conduct of its activities under this Agreement;

(c)                                  Such Party shall perform its activities pursuant to this Agreement in compliance in all material respects with Applicable Laws; and

(d)                                 Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it Controls which would conflict with, or limit the scope of, any of the rights or licenses granted or to be granted to the other Party hereunder.

Section 11.5                             DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENT RIGHTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY WARRANTIES WITH REGARDS TO: (A) THE SUCCESS OF ANY STUDY OR CLINICAL TRIAL COMMENCED UNDER THIS AGREEMENT; (B) THE SAFETY, USEFULNESS FOR ANY PURPOSE OR NON-INFRINGEMENT OF ANY PRODUCT; OR (C) THE VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO THE OTHER PARTY UNDER THIS AGREEMENT.

ARTICLE XII
TERM AND TERMINATION

Section 12.1                             Term.

(a)                                 General.  This Agreement shall become effective as of the Effective Date and shall remain in force, on a country-by-country basis, for the longer of (i) twelve (12) years from the First Commercial Sale of the Product in the relevant country of the Territory; (ii) expiry of any regulatory exclusivity granted by any Marketing Authorization or any other Regulatory Approval in the relevant country of the Territory; or (iii) expiry of the last Valid Claim Covering the Product in the relevant country of the Territory. Unless terminated by a Party with three (3) months written notice to the other Party to the end of the above initial or any subsequent term, this Agreement shall automatically be renewed for successive five (5) year terms (the initial and each subsequent term, the “Term”).

(b)                                 Condition Precedent.  This Agreement, and any ancillary agreement concluded between the Parties in connection herewith, including the SDEA, and the Commercialization Agreement and the agreement regarding the equity investment of Chiesi in uniQure concluded on the date hereof, shall become effective once the Parties have received consent from PHS as the Third Party licensor to the subcontracting of the rights and licenses licensed by uniQure as licensee under the PHS Agreements to Chiesi. uniQure shall use Commercially Reasonable Efforts to obtain such consent on or prior to [**]. If, despite uniQure’s Commercially Reasonable Efforts, such consent has not been obtained from PHS by the end of [**], this Agreement and all other agreements that are subject to the condition precedent pursuant to sentence 1 shall be deemed null and void as of the Effective Date, unless, prior to the end of such period, following a corresponding request of either Party, the Parties mutually agree in writing on an extension of such period. The Parties agree that (i) costs and expenses incurred in connection with the preparation and execution of this Agreement as well as obtaining of the aforementioned consent shall not be reimbursed, provided, however, that uniQure shall pay back to Chiesi any payments received in connection with this Agreement on or prior to [**] (or such extended period mutually agreed between the Parties in accordance with the foregoing), and (ii) Sections 10.1, 10.2 and 10.7 shall apply mutatis mutandis.

Section 12.2                             Termination for Convenience.  Chiesi may terminate this Agreement for convenience upon six (6) months’ prior written notice to uniQure at any time during the Term, following the first six (6) months of the Agreement.

Section 12.3                             Termination for Material Breach.  Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may terminate this Agreement by providing [**] days’ prior written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the [**] day period unless the Breaching Party cures such breach during such [**] day period.

In the event that either Party is the Breaching Party or that either Party, its Affiliates or Third Party contractors breach any of the requirements under any Existing Third Party Licenses or Additional Rights Agreements, such Party’s cure period described in the preceding paragraph shall be eliminated or reduced to the extent necessary to prevent the breach from giving a licensor a right to terminate an Existing Third Party License or any Additional Rights Agreement or from causing the other Party to be in breach of its obligations under any Existing Third Party License or any Additional Rights Agreement.

Section 12.4                             Termination for Patent Challenge.  If either Party or any of its Affiliates or Third Party contractors challenges the validity, enforceability, patentability or scope of any claim included in any Patent, (any of the foregoing, a “Patent Challenge”), the other Party shall have the right to terminate this Agreement immediately upon written notice to such Party.

Section 12.5                             Effects of Termination by Chiesi for Convenience or by uniQure for Chiesi Uncured Breach or Patent Challenge.  Upon termination of this Agreement by Chiesi in its entirety pursuant to Section 12.2 (Termination for Convenience) or by uniQure pursuant to Section 12.3 (Termination for Material Breach) or pursuant to Section 12.4 (Termination for Patent Challenge):

(a)                                 All rights and licenses granted by uniQure to Chiesi shall terminate and revert to uniQure, and all rights and licenses granted by Chiesi to uniQure shall survive and become fully paid-up, irrevocable and perpetual;

(b)                                 Chiesi shall promptly provide to uniQure a fair and accurate description of the status of its Development Program activities through the effective date of termination;

(c)                                  Chiesi shall promptly assign to uniQure the entire right, title, and interest in and to, and transfer to uniQure all copies of, any Product Data in Chiesi’s or its Affiliates’ or Third Party contractors’ possession or control;

(d)                                 At uniQure’s option and upon uniQure’s request as to any or all of the following (in whole or in part), Chiesi (or its relevant Affiliate) shall promptly:

(i)                         assign or cause the assignment to uniQure of any and all applicable Third Party agreements for the Product, including agreements with contract research organizations and other agreements relating to the Development of the Product, in each case to the extent assignable; provided, however, that, to the extent such agreements are not specific to the Product, or are not assignable, Chiesi shall, at uniQure’s request, hold such agreements for the benefit of uniQure and Chiesi and its Affiliates shall take such actions as uniQure may reasonably request so as to provide uniQure with the benefits thereunder with respect to the Product;

(ii)                      Chiesi and its Affiliates shall waive any obligations of confidentiality, non-competition and exclusivity imposed on its Third Party service providers, in order to permit uniQure to negotiate agreements with such service providers to develop, import, export and use the Product; and

(iii)                   at uniQure’s request, on a clinical trial-by-clinical trial basis with respect to any on-going clinical trial with the Product being conducted by or under authority of Chiesi or its Affiliates as of the date of the termination notice, either:

(A)                   terminate any such clinical trial as of the date of the termination notice in a manner conforming to Applicable Laws and provide all related data to uniQure promptly following termination of such clinical trial,

(B)                   continue to conduct such clinical trial to completion, keeping uniQure fully informed of the status of such clinical trial, and provide all related data to uniQure promptly following its completion, or

(C)                   promptly transfer such clinical trial to uniQure or its designee and continue to conduct such clinical trial up to completion of such transfer, keeping uniQure fully informed of the status of such clinical trial, and provide all related data to uniQure promptly following completion of such transfer;

(e)                                  In accordance with uniQure’s request, Chiesi shall promptly return to uniQure, or promptly destroy and certify to uniQure in writing that it has destroyed, all materials and records in its possession or Control containing Confidential Information of uniQure, except for a single copy of such Confidential Information that may be retained confidentially for legal purposes only;

(f)                                   With respect to Chiesi Patents, (i) the provisions of Section 9.2(b), Section 9.3(b) and Section 9.5 shall apply to the Chiesi Patents with the respective roles of the Parties reversed, and (ii) if uniQure initiates suit pursuant to Section 9.3(b), uniQure may retain any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party based upon such suit;

(g)                                  uniQure shall have the sole right to conduct Patent Prosecution with respect to the Joint Patents, notwithstanding Section 9.2(c), and to enforce the Joint Patents, notwithstanding Section 9.3;

(h)                                 Neither Chiesi nor any of its Affiliates shall use or grant rights to any Affiliate or Third Party for Joint Know-How in relation to any Competing Product during the [**] following termination;

(i)                                     The restrictions on Chiesi and its Affiliates set forth in Section 6.1 shall survive for [**] following termination; and

(j)                                    Chiesi shall execute all documents and take all such further actions as may be reasonably requested by uniQure in order to give effect to the foregoing clauses (a) through (i).

Section 12.6                             Effects of Termination by Chiesi for uniQure Uncured Breach or Patent Challenge.  Upon termination of this Agreement by Chiesi pursuant to Section 12.3 (Termination for Material Breach) or pursuant to Section 12.4 (Termination for Patent Challenge), the consequences set forth in Section 12.5 shall apply, mutatis mutandis; provided that, the Parties shall negotiate in good faith appropriate consideration payable by uniQure to Chiesi in connection therewith reflecting the stage to which the Parties have Developed the Product prior to such termination.

Section 12.7                             Upon expiration of the Term with respect to this Agreement pursuant to Section 12.1:

(a)                                 all rights, privileges and licenses granted hereunder to Chiesi shall become fully paid-up, irrevocable and perpetual;

(b)                                 all rights, privileges and licenses granted hereunder to uniQure shall become fully paid-up, irrevocable and perpetual;

(c)                                  at any time upon written request of the disclosing Party, unless expressly set forth otherwise in this Agreement, the receiving Party shall cease use of and return or at the disclosing Party’s request destroy all Confidential Information of the disclosing Party and all copies thereof except for a single copy of such Confidential Information that may be retained confidentially for legal purposes only.

Section 12.8                             Survival.

(a)                                 Upon expiration or termination of this Agreement for any reason, all rights and obligations of each Party shall terminate hereunder, except as expressly set forth in Section 12.5, Section 12.6, Section 12.7 or this Section 12.8; provided, however, that nothing in this Agreement shall be construed to release either Party from any obligations or liabilities that matured prior to the effective date of expiration or termination, or which are attributable to a period prior to such expiration or termination.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the following provisions shall expressly survive any expiration or termination of this Agreement in accordance with their terms: Article I, Section 6.2, Section 7.3, Article VIII (in each case, to the extent any amounts are due but unpaid as of the effective date of expiration or termination or thereafter pursuant to Section 12.5); Section 9.1; Article X; Section 11.5; Section 12.5; Section 12.6; Section 12.7; Section 12.8; Article XIII; Article XIV; and Article XV.

(c)                                  Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

ARTICLE XIII
DISPUTE RESOLUTION

Section 13.1                             Resolution of Certain Disputes Other Than by Arbitration.

(a)                                 Either Party’s exercise of its right to terminate this Agreement for the other Party’s material breach in accordance with Section 12.3, to the extent necessary to prevent such breach (whether by the other Party or its Affiliate) or from giving a licensor a right to terminate an Existing Third Party License or an Additional Rights Agreement or from causing the first Party to be in breach of its obligations under any Existing Third Party License or any Additional Rights Agreement, (a “Non-Arbitrable Termination Dispute”) shall not be subject to the dispute resolution procedures of Article II or Section 13.2 prior to termination. The other Party shall not be entitled to injunctive relief to prevent or delay such termination, and shall only be entitled to monetary damages in the event that it thereafter disputes such termination pursuant to Section 13.2(b)(i) and the arbitrators determine that the first Party has not properly exercised its termination right hereunder.

(b)                                 Any dispute that could be resolved by the JSC under Section 2.1(e), if unresolved by the JSC, shall be finally resolved as set forth in Section 13.2.

Section 13.2                             Resolution of Other Disputes by Executive Officers and Arbitration.

(a)                                 With the exception of Non-Arbitrable Termination Disputes, in the event any dispute arises out of or in relation to or in connection with any of the Collaboration Agreements, including any issue relating to the interpretation or application of the Collaboration Agreements, the Parties shall use good faith efforts to resolve such dispute within [**] days, through the JSC if the dispute is within the responsibilities of the JSC, or, if the dispute is not within the responsibilities of the JSC, through informal negotiations between the respective representatives of the Parties.  If the JSC or the applicable representatives are unable to resolve such dispute within such [**] day period, the Parties shall refer such dispute to the Executive Officers for resolution. If a dispute is referred to the Executive Officers for resolution pursuant to the preceding sentence (or pursuant to Section 2.1(f)), the Executive Officers shall attempt in good faith to resolve such dispute within [**] days.

(b)                                 If the Executive Officers are unable to resolve a given dispute referred to such Executive Officers pursuant to Section 13.2(a) (or pursuant to Section 2.1(f) (other than Non-Arbitrable Termination Disputes) within [**] days following such referral of such dispute to such Executive Officers, either Party may have the dispute settled by binding arbitration in the manner described below:

(i)                         Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under a Collaboration Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(ii)                      Additional Issues.  Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(iii)                   Arbitration Location; Rules.  Except as expressly provided herein, the sole mechanism for resolution of any claim, dispute or controversy arising out of or in connection with or relating to any Collaboration Agreement or the breach or alleged breach thereof shall be binding arbitration by ICC in London, England, pursuant to ICC’s Arbitration Rules and Procedures, except as provided herein.

(iv)                  English Language.  All proceedings shall be held in English and a transcribed record prepared in English. Documents submitted in the arbitration, the originals of which are not in English, shall be submitted together with a reasonably complete and accurate English translation.

(v)                     Selection of Arbitrators.  The Parties shall each select one arbitrator within [**] days after receipt of the Arbitration Request and the two (2) arbitrators so selected shall select by mutual agreement a third arbitrator within [**] days after they have been selected as arbitrators. If all three (3) arbitrators have not been selected within [**] days after receipt of the Arbitration Request or any extension of time that is mutually agreed on, ICC shall select such additional arbitrator(s) needed to complete the three (3) arbitrator panel within [**] days thereafter. If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the pharmaceutical and biotechnology fields.

(vi)                  Time Schedule.  Within [**] days after initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures directed at assuring that the arbitration will be concluded and the award rendered within no more than [**] months after selection of the three (3) arbitrators. Failing such agreement, ICC will design, and the Parties will follow procedures, directed at meeting such a time schedule.

(vii)               Powers of Arbitrators.  The arbitrators:

(A)                   shall not have any power or authority to add to, alter, amend or modify the terms of any Collaboration Agreement;

(B)                   shall establish and enforce appropriate rules to allow reasonable discovery by the Parties and to ensure that the proceedings, including the decision, be kept confidential and that all Confidential Information of the Parties be kept confidential and be used for no purpose other than the arbitration (unless disclosure or use is otherwise expressly permitted by the applicable Collaboration Agreement);

(C)                   shall have the power to enforce specifically the applicable Collaboration Agreement and the terms and conditions thereof in addition to any other remedies at law or in equity; and

(D)                   shall issue all awards in writing.

(viii)            Costs; Exclusion from Award.  Awards rendered by the arbitrators shall not include costs of arbitration, attorneys’ fees or costs for expert and other witnesses, with respect to which each Party shall bear its own costs and expenses, except that the Parties shall share equally the fees of the arbitrators.

(ix)                  Injunctive Relief.  Nothing in this Agreement (except Section 13.1(a)) shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy such as temporary restraining order, preliminary injunction or other interim equitable relief) from the arbitrators or from any court having jurisdiction over the Parties (and prior to or during any arbitration if necessary to protect the interests of such Party in avoiding irreparable harm or to preserve the status quo pending the arbitration proceeding) and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information, trade secrets, Know-How or any other proprietary right or otherwise to avoid irreparable harm. In particular, the Parties agree that any breach by a Party of its obligations under Section 6.1, Section 7.5(a) or Article X, or any claim by either Party contrary to Section 13.1(a), will cause irreparable harm to the other Party for which an award of monetary damages would be an inadequate remedy and, accordingly, that the other Party shall be entitled to injunctive relief enjoining such breach without the requirement to post a bond.

(x)                     Judgment.  Judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

ARTICLE XIV
INDEMNIFICATION; INSURANCE

Section 14.1                             Indemnification by Chiesi.  Chiesi shall indemnify, defend and hold harmless uniQure and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) to the extent based upon:

(a)                                 any breach of any representation, warranty or covenant made by, or any material obligation of, Chiesi under this Agreement;

(b)                                 Development Program activities conducted by or on behalf (other than by uniQure or any of its Affiliates, or a Third Party performing activities on their behalf) of Chiesi or its Affiliates; or

(c)                                  the gross negligence, recklessness or willful misconduct of Chiesi or its Affiliates and its or their respective directors, officers, employees and agents;

provided that Chiesi shall not be obligated pursuant to this Section 14.1 to the extent uniQure is required to indemnify Chiesi under Section 14.2 below.

Section 14.2                             Indemnification by uniQure.  uniQure shall indemnify, defend and hold harmless Chiesi and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Claims to the extent based upon:

(a)                                 any breach of any representation, warranty or covenant made by, or any material obligation of, uniQure under this Agreement;

(b)                                 Development Program activities conducted by or on behalf (other than by Chiesi or any of its Affiliates, or a Third Party performing activities on their behalf) of uniQure or its Affiliates;

(c)                                  the gross negligence, recklessness or willful misconduct of uniQure or its Affiliates and its or their respective directors, officers, employees and agents; or

(d)                                 Claims that the exercise of any rights or licenses granted to Chiesi and its Affiliates in accordance with this Agreement violates or infringes upon the Intellectual Property Rights of any Third Party;

provided that uniQure shall not be obligated pursuant to this Section 14.2 to the extent Chiesi is required to indemnify uniQure under Section 14.1above.

Section 14.3                             Procedure.

(a)                                 A Party entitled to indemnification under this Article XIV (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 14.3(a) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

(b)                                 Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.

(c)                                  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses, including reasonable attorney’s fees, incurred by the Indemnified Party in defending itself, within [**] days after receipt of any invoice therefor from the Indemnified Party, such invoice to be issued no more often than quarterly.

(d)                                 The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection with its participation in the defense action.

(e)                                  The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(f)                                   The Indemnified Party shall not agree to any settlement of any Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such Claim, or consent to any judgment in respect thereof, that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party.

Section 14.4                             Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of comparable companies with respect to similar obligations and liabilities, at all times during the Term. uniQure shall further procure and maintain, at uniQure’s cost, insurance adequate to cover its obligations under the St. Jude Agreements and Chiesi shall reasonably cooperate with uniQure in obtaining such insurance. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder. Each Party shall provide the other, upon request, with evidence of such insurance.

Section 14.5                             Limitation of Liability.  EXCEPT WITH RESPECT TO ANY BREACH BY A PARTY OF ITS OBLIGATIONS UNDER ARTICLE X, EXCEPT FOR ANY DAMAGES ARISING FROM A PARTY’S WILLFUL MISCONDUCT AND EXCEPT TO THE EXTENT A PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE XIV WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE FOR ANY (AND EACH PARTY HEREBY DISCLAIMS ALL) SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING LOST REVENUE AND LOST PROFITS, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY.

ARTICLE XV
MISCELLANEOUS

Section 15.1                             Change of Control.  Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, following the closing of a Change of Control of a Party (the “Acquired Party”), the other Party (the “Non-Acquired Party”) shall not obtain rights or access to the Patent Rights or Know-How of the Acquirer (as defined below) or of the Affiliates of such Acquirer (other than the Acquired Party and its Affiliates which exist immediately prior to the closing of such Change of Control (such Affiliates, the “Pre-Existing Affiliates”)); and the Acquirer and its Affiliates (other than the Acquired Party and its Pre-Existing Affiliates) shall not obtain rights or access to the Patent Rights or Know-How of the Non-Acquired Party or be bound by the restrictions set forth in Section 6.1; provided, however, that the Non-Acquired Party’s rights in all Patent Rights and Know-How of the Acquired Party and its Pre-Existing Affiliates, which Patent Rights and Know-How exist as of the date of the closing of such Change of Control and are then licensed hereunder to the Non-Acquired Party, shall remain licensed to such Non-Acquired Party after the date of the closing of such Change of Control in accordance with and subject to the terms and conditions of this Agreement and shall not be affected in any manner by virtue of such Change of Control. “Acquirer” means, with respect to the Acquired Party, the Third Party that acquires the Control of such Acquired Party.

Section 15.2                             Governing Law.  The validity and interpretation of this Agreement shall be governed by the laws of England without regard to its conflicts of laws principles and to the express exclusion of the United Nations Conventions on Contracts for the International Sale of Goods (CISG).

Section 15.3                             Assignment.  Except as expressly provided herein, neither this Agreement nor any rights and obligations hereunder shall be assignable by a Party without the prior written consent of the other Party; provided, however, that a Party may assign this Agreement to any Affiliate or to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets to which this Agreement relates, provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 15.3 shall be void.

Section 15.4                             Entire Agreement; Amendments.  This Agreement and the attachments hereto contain the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including the Memorandum of Understanding dated 21 December 2012 and the Confidentiality Agreement, but expressly excluding the Commercialization Agreement. Except for the rights expressly conferred on the JSC, JDC or JCC, this Agreement cannot be modified except by a written document bearing the signatures of both Parties. The same applies to any waiver of this written form requirement.

Section 15.5                             Notices.  Other than as expressly specified in this Agreement, all notices and consents required to be provided hereunder shall be in writing and provided by hand, by recorded delivery mail (return receipt requested), by facsimile, or by recognized overnight courier service to the other Party at its address or facsimile number shown below or such other address or facsimile number notified by such other Party from time to time.

If to uniQure, addressed to:

uniQure Biopharma B.V.

P.O. Box 22506

1100 DA Amsterdam

The Netherlands

Attention: CEO

Fax: +31 20 566 9272

If to Chiesi, addressed to:

Chiesi Farmaceutici S.p.A.

Via Palermo, 26/A

43122 Parma

Italy

Attention: CEO

Copy to: Corporate Development, Head and General Counsel

Fax: +39 0521 774468

Section 15.6                             Exports.  The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. Chiesi and uniQure agree not to export or re-export, directly or indirectly, any Product (or any associated products, information, items, articles, computer software, media, technical data, the direct product of such data, samples or equipment received or generated under this Agreement) in violation of any Applicable Laws that may be applicable. Chiesi and uniQure agree to obtain similar covenants from their Affiliates and Third Party contractors with respect to the subject matter of this Section 15.6, to the extent applicable.

Section 15.7                             Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, civil insurrection, strike, fire, Act of God, earthquake, tempest, flood, epidemic, blackout, lockout, embargo, governmental acts or orders or restrictions, delays in delivery and non-supply by exclusive suppliers, where such delay or non-supply occurs as a result of such force majeure, or any other reason where failure to perform is beyond the reasonable control of such Party and such failure to perform is not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all Commercially Reasonable Efforts to avoid or remedy such force majeure event; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

Section 15.8                             Performance by Affiliates, Sub-distributors or Third Party Contractors.  To the extent that this Agreement imposes obligations on or permits the exercise of rights by Affiliates, Sub-distributors or Third Party contractors of a Party, such Party shall cause such Party’s Affiliates, Sub-distributors or Third Party contractors to perform such obligations (and all related obligations) and shall remain responsible for any breach of such obligations and for the exercise of rights by such Party’s Affiliates, Sub-distributors or Third Party Contractors.

Section 15.9                             Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either uniQure or Chiesi to act for, bind or commit the other in any way. Each Alliance Manager shall be considered the employee of Chiesi or uniQure, as the case may be, and shall not be deemed to be an employee of the other Party.

Section 15.10                      Costs.  Except as expressly provided in this Agreement or as separately agreed upon in writing between the Parties, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

Section 15.11                      Construction.  Each Party agrees that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

Section 15.12                      English Language.  This Agreement was prepared and is established in the English language; any translation thereof shall be deemed for convenience only and shall never prevail against the original English version. All reports, notices and communications to be exchanged under this Agreement shall be in the English language; provided, however, that, neither Party shall be under any obligation to translate into English any document originally established and existing in another language, for the sole purpose of communicating such document to the other Party, it being agreed that such documents will be provided on an as-is basis.

Section 15.13                      No Implied Waivers; Rights Cumulative.  No failure on the part of a Party to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial waiver of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. Any Party may waive its rights hereunder in a writing signed by such Party.

Section 15.14                      Severability.  If, under Applicable Law, any provision of this Agreement is held to be invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the objectives contemplated by the Parties when entering into the Agreement and the general balance of the respective interests of the Parties as initially intended under the Agreement.

Section 15.15                      Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A pdf file of this Agreement contained in an email, including the signed signature pages hereto, will be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Co-Development and License Agreement as of the Effective Date.

UNIQURE BIOPHARMA B.V.		UNIQURE BIOPHARMA B.V.

By:	/s/ Piers Morgan	By:	/s/ Hans Preusting
	Name: Mr. Piers Morgan		Name: Mr. Hans Preusting
	Title: Chief Financial Officer		Title: Business Development, Vice President

CHIESI FARMACEUTICI S.p.A.		CHIESI FARMACEUTICI S.p.A.

By:	/s/ Alberto Chiesi	By:	/s/ Ugo Di Francsco
	Name: Mr. Alberto Chiesi		Name: Mr. Ugo Di Francesco
	Title: President		Title: CEO

EXHIBIT A

Initial Development Plan and Budget

AMT-060 Key Development Activities to MAA

Foregrounds and assumptions to the Development Plan

•                  The present document is a high level overview and not an exhaustive list of all the work and activities involved in the development of AMT060.

•                  The timelines have been developed based on current knowledge and understanding of what is necessary in order to obtain marketing authorization.

•                  Plans and decisions may change depending on emerging data and information, according to the decisions taken by the JDC.

•                  The present plan does not include some tasks/ activities that are already foreseen, but which cannot be planned at the present stage due to missing information or for which decision making is expected to occur later on in development. Those activities include:

[**]

Tables 1 and 2 below highlight key activities in the AMT-060 development programme.

Table 1: Key activities needed to deliver Phase I

uniQure Function	Activity	Start Date (1)	Completion Date (2)	Status
Regulatory affairs	[**]	[**]	[**]	[**]
Non-clinical	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
Process Development	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
Assay Development	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
Quality control	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
Manufacturing	[**]	[**]	[**]	[**]
Quality Assurance	[**]	[**]	[**]	[**]
Clinical	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]

(1) “Start date” means the date when the activity is planned to start. For clinical studies, “start date” means the first patient enrolled in the study (i.e. [**]). For regulatory activities, it means the start of the window period in which the activity will occur.

(2) “Completion date” means the date by which the activity is planned to end. For clinical studies, “completion date” means the completion of the Clinical Study Report (i.e. CSR). For regulatory activities, it means the end of the window period in which the activity will occur.

(3) The planned “completion date” for the Phase I study assumes:[**].

[**]

Table 2: Key activities needed to deliver Phase II/III

uniQure Function	Activity	Start Date (1)	Completion Date (2)	Status
Regulatory affairs	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
Non clinical	[**]	[**]	[**]	[**]
Process Development	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
Assay Development	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
Quality control	[**]	[**]	[**]	[**]
Manufacturing	[**]	[**]	[**]	[**]
Quality Assurance	[**]	[**]	[**]	[**]
Clinical	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]

[**]

FTE requirements over the next [**]

Table 3 shows the maximum FTE required by UniQure per year over the next [**].  This timeline captures [**].

•                  These numbers include [**].

•                  The figures also include [**].

Table 4 indicates the maximum number of FTEs requirements for the time period [**] and Table 5 shows [**].

NOTE: FTEs and costs beyond [**] to be determined and agreed by the JDC.

Table 3: Maximum FTE number per year per Function

uniQure Function*			FTE AV.[**]	FTE AV.[**]
[**]			[**]	[**]
[**]			[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]
		[**]	[**]	[**]
		[**]	[**]	[**]
	[**]		[**]	[**]

[**]		[**]	[**]
[**]		[**]	[**]
[**]	[**]	[**]	[**]
	[**]	[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
AV. TOTAL		[**]	[**]

[**]

Table 4: Maximum FTE requirement [**]:

Year	[**]	[**]	[**]
Total FTE	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Table 5: AMT-060 total budget and costs [**]

	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]						[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
TOTAL BUDGET (€)	[**]	[**]	[**]	[**]	[**]	[**]

[**]

NOTE: all external costs estimates and costs allocation per year are based on current knowledge and planning.

Outline of proposed clinical studies

Phase I study

Study

Phase I, multicentre, open label, prospective, interventional, single dose, dose-escalation clinical trial to investigate the safety and tolerability of AAV5-hFIXco, an adeno-associated viral vector containing a codon-optimised human factor IX gene in severe Haemophilia B (Study code: AMT-060-001)

Objectives and end-points

Primary objective:

To assess the safety of systemic and determine the MTD of the gene therapy vector AAV5-hFIXco for the treatment of the Severe Haemophila B, registering and evaluating the occurrence of adverse events and serious adverse events at the dose identified.

Main secondary objectives:

•      To estimate the appropriate dose required to achieve stable expression of hFIX at or above 3% of normal

•      To evaluate kinetics (dose-related duration and magnitude) of expression

•      To describe the immune response to hFIX transgene product

•      To describe the immune response to the AAV5 capsid proteins

•      To assess viral shedding in various body fluids (including semen)

•      Assess the occurrence of FIX inhibitors

•      Evaluate coagulation parameters

•      Assess need for FIX concomitant treatment

Study design	[**]

Study population (key eligibility criteria)	[**]

Treatments	[**]

Duration	The trial will last [**]for each patient

Sample size	[**]patients

Phase II/ III: [**].

EXHIBIT B

Certain Requirements under PHS Agreements

Each capitalized term used but not defined in this Exhibit B shall have the meaning ascribed to it in the applicable PHS Agreement.

PHS 2011 Requirements

4.2                               Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.8-13.10 of this Agreement shall be binding upon the sub-licensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

5.1                               (a)           PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to provide PHS with reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use; and

(b)           In the event that the Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (“CRADA”), Licensee grants to the Government, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

5.2                               Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.3                               Licensee acknowledges that PHS may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from future collaborators with PHS when acquiring these rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the proposed CRADA.

5.4                               (a)           In addition to the reserved license of Paragraph 5.1, PHS reserves the right to grant Research Licenses directly or to require Licensee to grant Research Licenses on reasonable terms. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes; and

(b)           In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the Licensed Patent Rights in the Licensed Field of Use on terms that are reasonable under the circumstances, or if Licensee fails to grant this license, the Government retains the right to grant the license itself. The exercise of these rights by the Government shall only be in exceptional circumstances and only if the Government determines:

(i)                                     the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee;

(ii)                                  the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by the Licensee; or

(iii)                               the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B); and

(c)           The determination made by the Government under this Paragraph 5.4 is subject to administrative appeal and judicial review under 35 U.S.C. §203(b).

10.1                        Licensee shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D. The efforts of a sub-licensee shall be considered the efforts of Licensee.

10.2                        Upon the First Commercial Sale, until the expiration or termination of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

12.5                        Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a)                                 the use by or on behalf of Licensee, its sub-licensees, directors, employees, or third parties of any Licensed Patent Rights; or

(b)                                 the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

13.8                        PHS reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that this action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by Licensee.

13.9                        Within [**] days of receipt of written notice of PHS’ unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 C.F.R. §404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.10                 Within [**] days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sub-licensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.3.Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof. Licensee may not be granted additional PHS licenses if the final reporting requirement is not fulfilled.

PHS 2007 Requirements

4.2                               Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.1, 5.2, 8.1, 10.1, 10.2, 12.5 and 13.6-13.8 of this Agreement shall be binding upon the sub-licensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense Agreements.

5.1                               Prior to the First Commercial Sale, Licensee agrees to provide PHS with reasonable quantities of Licensed Products or New Products made through the Licensed Processes or Supplied Materials solely for PHS research use, if requested in writing.

5.2                               Licensee agrees that products used or sold in the United States embodying Licensed Products or New Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

8.1                               Licensee agrees to keep accurate and correct records of Licensed Products or New Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. These records shall be retained for at least [**] years following a given reporting period and shall be available during normal business hours for inspection, at the expense of PHS, by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and royalty payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and royalty payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of [**] percent ([**]%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any additional royalties as required by

Paragraph 9.8, All royalty payments required under this Paragraph shall be due within [**] days of the date PHS provides Licensee notice of the payment due.

10.1                        Licensee shall use its reasonable commercial efforts to bring the Licensed Products or New Products and Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D. The efforts of a sublicense shall be considered the efforts of Licensee.

10.2                        Upon the First Commercial Sale, until the expiration or termination of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Products or New Products and Licensed Processes reasonably accessible to the United States public.

12.5                        Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a)                                 the use by or on behalf of Licensee, its sub-licensees, its directors, employees, or third parties of any Licensed Patent Rights or Supplied Materials; or

(b)                                 the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or New Products by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.6                        In making the determination referenced in Paragraph 13.5, PHS shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, PHS shall give written notice to Licensee providing Licensee specific notice of, and a [**] day opportunity to respond to. PHS’ concerns as to the items referenced in 13.5(a)-13.5(g). If Licensee fails to alleviate PHS’ concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective action to PHS’ satisfaction, PHS may terminate this Agreement.

13.7                        PHS reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that the action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by Licensee.

13.8                        Within [**] days of receipt of written notice of PHS’ unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR §404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that maybe available.

EXHIBIT C

Approved Activities

1.      Estimated Product expenses for [**]:

Subtotal
Approved Activity	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

TOTAL Product Development Costs (out-of-pocket) for [**]

C-1

EXHIBIT D

Certain Terms for HemB Supply and Distribution Agreement

Transfer Price: Chiesi shall purchase the Product for the greater of (a) [**] or (b) [**] (the “Product Transfer Price”). The Product Manufacturing Cost Reimbursement associated with each patient dose of the Product sold by Chiesi shall be credited against the Product Transfer Price.  The “Product Manufacturing Cost Reimbursement” for each patient dose of the Product shall be uniQure’s Fully Loaded Costs of Goods.

Commercial Supply: Prior to initiation of the Pivotal Study, the Parties shall negotiate in good faith the HemB Supply and Distribution Agreement for commercial material with the financial terms described above and other terms expected to be substantially similar to the Commercialization Agreement. For the avoidance of doubt, the provisions set forth in Section 2.6 of the Commercialization Agreement shall be included in the HemB Supply and Distribution Agreement.

“Fully Loaded Costs of Goods” shall be determined according to the principles applied in the Commercialization Agreement, in particular Schedule 2.3 thereof.

Indemnification:

Indemnification by Chiesi.  Chiesi shall indemnify, defend and hold harmless uniQure and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims to the extent based upon:

(a)           any breach of any representation, warranty or covenant made by, or any material obligation of, Chiesi under the HemB Supply and Distribution Agreement;

(b)           the gross negligence, recklessness or willful misconduct of Chiesi or its Affiliates and its or their respective directors, officers, employees and agents; or

(c)           any theory of product liability (including without limitation tort, warranty, or strict liability) that is applicable in the Territory with respect to the death, personal injury, or illness of any Person in the Territory, and arising directly from Chiesi’s or its Affiliates’ or Sub-distributors’ Commercialization of the Product in the Territory;

provided that Chiesi shall not be obligated to indemnify uniQureto the extent uniQure is required to indemnify Chiesi under the HemB Supply and Distribution Agreement.

Indemnification by uniQure.  uniQure shall indemnify, defend and hold harmless Chiesi and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Claims to the extent based upon:

(a)           any breach of any representation, warranty or covenant made by, or any material obligation of, uniQure under the HemB Supply and Distribution Agreement;

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(b)           the gross negligence, recklessness or willful misconduct of uniQure or its Affiliates and its or their respective directors, officers, employees and agents;

(c)           any theory of product liability (including without limitation tort, warranty, or strict liability) that is applicable in the Territory with respect to the death, personal injury, or illness of any Person in the Territory, and arising directly from uniQure’s or its Affiliates’ design, Manufacture, storage, release and handling of the Product; or

(d)           Claims that the (i) Commercialization of the Product; or (ii) exercise of any rights or licenses granted to Chiesi and its Affiliates in accordance with the HemB Supply and Distribution Agreement; violates or infringes upon the Intellectual Property Rights of any Third Party;

provided that uniQure shall not be obligated to indemnify Chiesi to the extent Chiesi is required to indemnify uniQure under the HemB Supply and Distribution Agreement.

Trademark: The Product will be Commercialized by Chiesi in the Field in the Territory exclusively under a trademark mutually agreed between the Parties. Such trademark shall be owned by uniQure and shall be licensed to Chiesi for Commercialization of the Product in the Field in the Territory. Section 2.2(a) of the Commercialization Agreement shall apply mutatis mutandis.

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EXHIBIT E

Licensed Patents

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Note:

[**]

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EXHIBIT F

uniQure FTE Limits

Unless otherwise agreed in writing as part of the then current Development Plan and Budget, the number of uniQure FTEs will be no higher than:

[**]

Unless otherwise agreed in writing as part of the then current Development Plan and Budget, the number of Chiesi FTEs will be no higher than:

[**]

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EXHIBIT G

Technology Transfer

The following is a non-exhaustive list describing key steps which the Parties would typically envisage for a transfer of the Manufacturing of the Product to another manufacturing site during Product Development:

Steps	Estimated Timelines
• if transferred to a Third Party manufacturer: select and contract manufacturer party	[**]
• process transfer (on paper)	[**]
• obtain time slot	[**]
• process validation	[**]
Total	[**]

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EXHIBIT H

Disclosure Schedule to Section 11.2(e)

[**].

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